Exhibit 1

PURCHASE AND SALE AGREEMENT

By and Among

FS Jackson Hole Development Company LLC, a Delaware limited liability company,

East Palo Alto Hotel Development LLC, a Delaware limited liability company

(together “Hotel Sellers”),

TWCL US, Inc., a Delaware corporation (“PIPE Purchaser”),

SHR Jackson Hole, LLC, a Delaware limited liability company,

SHR Palo Alto, LLC, a Delaware limited liability company

(together, “Hotel Buyer”),

Strategic Hotel Funding, L.L.C., a Delaware limited liability company (“SH Funding”)

and

Strategic Hotels & Resorts, Inc., a Maryland corporation (“Strategic”)

February 24, 2011

LIST OF SCHEDULES AND EXHIBITS

Exhibits
“A”	Legal Description of Hotel Property
“B”	Form of Stock Transfer Restriction and Registration Rights Agreement
“C”	Form of Deed
“D”	Form of Bill of Sale and General Assignment
“E”	Form of Assignment of Transferable Permits and Assumed Contracts
“F”	Form of FIRPTA Affidavit
“G”	Form of Opinion of Counsel for the SHR Parties
“H”	Form of Liquor License Indemnification Agreement
“I”	Acknowledgement Letter
“J”	Assignment and Assumption of Declarant’s Rights and HOA Interests of Hotel Seller
“K”	Woodbridge Representation Letter

Schedules
Schedule 1	Tenant Leases
Schedule 2	Compliance with Laws
Schedule 3	Capitalization
Schedule 4	Assumed Contracts
Schedule 5	Equipment Leases
Schedule 6	Licenses and Permits
Schedule 7	Liquor Licenses
Schedule 8	Service Contracts
Schedule 9	Vouchers
Schedule 10	Condominium Documents
Schedule 11	Municipal Development Agreements
Schedule 12(a)	Hotel Sellers’ Accounts Included In Cash-On-Hand
Schedule 12(b)	Hotel Sellers’ Accounts Excluded From Cash-On-Hand
Schedule 13	Litigation Summaries

Glossary of Terms

PURCHASE AND SALE AGREEMENT
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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 24, 2011 by and among FS JACKSON HOLE DEVELOPMENT COMPANY LLC, a Delaware limited liability company, and EAST PALO ALTO HOTEL DEVELOPMENT LLC, a Delaware limited liability company (each a “Hotel Seller” and together, “Hotel Sellers”), TWCL US, INC., a Delaware corporation (“PIPE Purchaser” and together with Hotel Sellers, collectively, the “WB Parties” and individually a “WB Party”), SHR JACKSON HOLE, LLC, a Delaware limited liability company (“SHR JH”), SHR PALO ALTO, LLC, a Delaware limited liability company (“SHR PA” and together with SHR JH, collectively, the “Hotel Buyer”), Strategic Hotel Funding, L.L.C., a Delaware limited liability company (“SH Funding”) and Strategic Hotel & Resorts, Inc., a Maryland corporation (“Strategic” and together with Hotel Buyer and SH Funding, collectively, the “SHR Parties” and individually a “SHR Party”), with reference to the following facts:

R E C I T A L S:

A.            Hotel Sellers own certain improved real properties described on Exhibit “A” attached hereto and located, respectively, at 7680 Granite Loop Road, P.O. Box 544, Teton Village, Wyoming 83025, commonly known as “Four Seasons Resort Jackson Hole” (together with Hotel Sellers’ interest in Unit 936 of the Private Residences Condominium, the “FSJH Hotel”) and 2050 University Avenue, East Palo Alto, California 94303, commonly known as the “Four Seasons Hotel Silicon Valley” (the “FSSV Hotel”) (collectively, the FSJH Hotel and the FSSV Hotel, as more particularly defined in the Glossary of Terms included in this Agreement, the “Hotels”).

B.            SHR Advisory, LLC, an Affiliate of Hotel Buyer and Strategic (“Asset Manager”), provides asset management services to the Hotels (including, without limitation, supervision and oversight of Manager (as defined below), maintenance of the Hotels, and identification of opportunities to improve profitability of the Hotels) pursuant to that certain Asset Management Services Agreement, dated as of April 2, 2009, by and between LDW Resort and Hotel Development LLC, an Affiliate of Hotel Sellers, and SHR Advisory, LLC (the “Asset Management Agreement”), and is knowledgeable about the Hotels (including, without limitation, the income and expenses of the Hotels).

C.            The Hotels are also subject to hotel management agreements (the “Management Agreements”) which Hotel Buyer desires to assume, each as amended, dated August 27, 2002 and December 17, 2002, respectively, by and between the respective Hotel Sellers, as “Owner,” and Four Seasons Hotels Limited, a corporation incorporated under the laws of the province of Ontario, Canada (“Manager”), pursuant to which Manager manages the FSJH Hotel and the FSSV Hotel, respectively.

D.            Hotel Sellers desire to sell to Hotel Buyer, and Hotel Buyer desires to purchase from Hotel Sellers, the Hotels for consideration to be paid in Strategic’s common stock, par value $0.01 per share (the “Common Stock”), subject to the terms, provisions and conditions more particularly set forth in this Agreement (the “Hotels Transaction”).

PURCHASE AND SALE AGREEMENT

E.             Hotel Buyer shall acquire the Hotels as if it had been the owner of the Hotels prior to the Hotel Transaction and the SHR Parties shall (i) be entitled to all assets and Personal Property (as defined below) used at or for the benefit of the Hotels, including operating cash from the Hotels, and (ii) assume all liabilities of, and contracts and other agreements and obligations with respect to the Hotels and their operations, as of the Closing Date (as defined below), whether the same exist or arise before or after the Closing Date.

F.             Contemporaneously with the Hotels Transaction, PIPE Purchaser desires to purchase from Strategic, and Strategic desires to issue and sell to PIPE Purchaser, upon the terms and conditions stated in this Agreement, shares of Common Stock (the “PIPE Transaction” and together with the Hotels Transaction, the “Transactions” and individually a “Transaction”).

G.             The parties hereto are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings following the use of such terms or, if no definition is so set forth, such capitalized terms shall have the meanings set forth in the Glossary of Terms included in this Agreement.

ARTICLE II
PURCHASE PRICE; PAYMENT TERMS

2.1           Purchase and Sale of the Hotels.  Subject to the terms and conditions of this Agreement, each Hotel Seller agrees to sell to Hotel Buyer, and Hotel Buyer agrees to purchase from each such Hotel Seller, for an aggregate consideration of $95,000,000 (the “Hotels Purchase Price”), all of each such Hotel Seller’s right, title and interest in and to the Hotels.  The Hotels Purchase Price shall be payable in an aggregate of 15,200,000 shares (as adjusted for splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) of Common Stock (the “Stock Consideration”), representing the Hotels Purchase Price divided by $6.25 (the “Share Price”), and Strategic shall deliver stock certificate(s) representing the Stock Consideration as set forth below in Section 5.2.5.1, subject to the WB Parties’ option to require Strategic to register or cause to register the Stock Consideration in the book-entry account(s) of the WB Parties (the “WB Parties’ Book-Entry Option”) upon notice of the election of such option given by the WB Parties to Strategic no fewer than three Business Days prior to the Closing Date.  The WB Parties and the SHR Parties shall mutually agree upon the allocation of both (i) the Stock Consideration between the Hotel Sellers and (ii) the value of the real property versus the personal property of the Hotels.

PURCHASE AND SALE AGREEMENT

2.2           Purchase and Sale of Additional Shares.  Subject to the terms and conditions of this Agreement, Strategic shall issue and sell to PIPE Purchaser, and PIPE Purchaser shall purchase from Strategic, 8,000,000 shares (as adjusted for splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) of Common Stock (the “Additional Shares” and together with the Stock Consideration, the “Shares”), representing $50,000,000 (the “Additional Shares Purchase Price”) divided by the Share Price.  On the Closing Date, the PIPE Purchaser shall deliver the Additional Shares Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided to it by the SHR Parties.  Strategic shall deliver a stock certificate representing the Additional Shares as set forth below in Section 5.2.5.1, subject to the WB Parties’ Book-Entry Option upon notice of the election of such option given by the WB Parties to Strategic no fewer than three Business Days prior to the Closing Date.

ARTICLE III
REVIEW OF THE HOTELS

3.1           Delivery of Documents and Materials by Hotel Sellers. The SHR Parties acknowledge that as of the date of this Agreement, Hotel Sellers have delivered or otherwise made available to the SHR Parties and Asset Manager the “Documents and Materials”.  Documents and Materials are, collectively, those certain documents and materials relating to the Hotels, including without limitation the Condominium Documents, the Assumed Contracts, Title Documents, Licenses and Permits, Equipment Leases, Service Contracts, Tenant Leases and Liquor Licenses, to the extent (i) such documents and materials (a) exist in Hotel Sellers’ files and (b) have been identified by Hotel Sellers using commercially reasonable efforts and (ii) Hotel Sellers have not intentionally failed to deliver such documents and materials to the SHR Parties.  The SHR Parties further acknowledge that they have examined such Documents and Materials and such additional Documents and Materials in the possession of Asset Manager and/or SHR Parties and agree that Hotel Sellers may, but have no obligation to, deliver any other documents or materials except in connection with Hotel Buyer’s examination of title in accordance with Section 3.2.  Except as otherwise expressly set forth in Section 7.1, the SHR Parties acknowledge and agree that any and all Documents and Materials or other materials delivered to or made available to the SHR Parties or Asset Manager by or on behalf of Hotel Sellers or within the possession of the Asset Manager or in the Asset Manager’s Knowledge shall be deemed to be delivered or made available without representation or warranty of any kind by Hotel Sellers (either express or implied) as to the completeness thereof or the accuracy or validity thereof or the matters contained therein.  Hotel Sellers make no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Hotel Sellers or its brokers to Hotel Buyer in connection with the transaction contemplated hereby including, without limitation, the Documents and Materials.  Hotel Buyer acknowledges and agrees that all Documents and Materials delivered by Hotel Sellers to Hotel Buyer in connection with the transaction contemplated hereby are provided to Hotel Buyer as a convenience only and that any reliance on or use of such Documents and Materials by Hotel Buyer shall be at the sole risk of Hotel Buyer, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, Hotel Buyer acknowledges and agrees that (a) any environmental or other report with respect to the Hotel Properties which is delivered by Hotel Sellers to Hotel Buyer shall be for general informational purposes only, (b) Hotel Buyer shall not have any right to rely on any such report delivered by Hotel Sellers to Hotel Buyer, but rather will rely on its own inspections and investigations of the Hotel Properties and any reports commissioned by Hotel Buyer with respect thereto, and (c) neither Hotel Sellers nor any Affiliate of Hotel Sellers nor the Person which prepared any such report delivered by Hotel Sellers to Hotel Buyer shall have any liability to Hotel Buyer for any inaccuracy in or omission from any such report or other materials provided to Hotel Buyer in connection with this Agreement.

PURCHASE AND SALE AGREEMENT

3.2           Title and Survey Matters.

3.2.1         Title Documents.  The Hotel Buyer is in possession of the following documents with respect to the Hotels:  (a) commitments for title insurance dated January 26, 2011 (commitment no. NCS-475400-CHI2) and dated February 9, 2011 (commitment no. 4559-1685720) issued by the Title Company (the “PTR”); (b) to the extent available a legible and complete photocopy of all recorded documents referred to in Schedule B of the PTR; and (c) ALTA/ASCM land title surveys dated August 2, 2001 prepared by Jorgensen Engineering and Land Surveying, P.C., and October 31, 2002 prepared by BKF Engineers (collectively, the “Surveys”).  The PTR, the recorded documents referenced on Schedule B of the PTR and the Surveys are collectively referred to as the “Title Documents”.

3.2.2         Approval of Title.  The SHR Parties shall on or before March 1, 2011 (the “Title Review Period”), notify Hotel Sellers of any matters shown on the Surveys or identified in the Title Documents that the SHR Parties are, in their reasonable judgment, unwilling to accept (collectively, the “SHR Parties’ Objections”).  For avoidance of doubt, Hotel Sellers shall not be obligated to incur any expenses or any liability to cure any of the SHR Parties’ Objections in Hotel Sellers’ sole and absolute discretion.

3.2.2.1                     Hotel Sellers shall notify the SHR Parties within five days after receipt of notice of the SHR Parties’ Objections whether Hotel Sellers, in their sole discretion agree to cure any of the SHR Parties’ Objections on or before the Closing Date.  In the event Hotel Sellers are unable or unwilling to cure such SHR Parties’ Objections by the Closing Date, the SHR Parties shall, on the Closing Date, elect (1) waive such SHR Parties’ Objections without any abatement in the Hotels Purchase Price, or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement.

3.2.2.2                     Except as otherwise provided herein, Hotel Sellers shall not, after the date of this Agreement, voluntarily subject the Hotel Properties to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes without the SHR Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed.  If, after the expiration of the Title Review Period, the SHR Parties discover any title matter of record that is not disclosed in the Title Documents or the Survey provided to the SHR Parties and is not otherwise permitted under the terms of this Agreement (“New Title Matter”), and if the SHR Parties object to the New Title Matter and Hotel Sellers are unable or elect not to remove such New Title Matter on or prior to the Closing, the SHR Parties shall have the option within five days after receipt of notice of such New Title Matter (1) to waive such title matter without any abatement in the Purchase Price, in which event, such New Title Matter shall become a Permitted Exception (as defined below), or (2) to terminate this Agreement in which case the parties hereto shall be released from all further obligations hereunder except those which expressly survive a termination of this Agreement.   Notwithstanding the foregoing, if Seller has voluntarily subjected the Hotel Properties to any New Title Matter to which the SHR Parties object and which Hotel Sellers are unable or elect not to remove on or prior to Closing, and if the SHR Parties choose to terminate this Agreement, the Hotel Sellers shall reimburse the SHR Parties for their actual out-of-pocket costs incurred with respect to the Transactions.

PURCHASE AND SALE AGREEMENT

3.2.3         Title Policy; Allocations.  On or prior to the Closing, the Title Company shall have issued to Hotel Buyer (upon payment of the Title Company’s negotiated premium) an ALTA Extended Coverage Owner’s Policy of Title Insurance (or the local equivalent) (the “Title Policy”) for each of the Hotels in the aggregate amount of the Hotels Purchase Price and insuring that fee title to each of the Hotel Properties is vested in Hotel Buyer as of the Closing Date, subject only to the preprinted conditions and exceptions and the Permitted Exceptions.  The SHR Parties and the WB Parties shall mutually agree upon the allocation of each of (i) the Hotels Purchase Price between the Hotel Sellers, (ii) the value of the real property versus the personal property of the Hotels and (iii) the value of Unit 936 of the Private Residences Condominium of the FSJH Hotel versus the FSJH Hotel.

3.2.4         Permitted Exceptions.  As used in this Agreement the term “Permitted Exceptions” shall mean:  (a) all matters set forth in the Title Documents to the SHR Parties have not objected as provided above; (b) all Tenant Leases and the rights of tenants in possession, as tenants only; (c) discrepancies, conflicts in boundary lines, shortages in area, encroachments and easements or claims of easements which a physical inspection of a Hotel Property would disclose (but which, as between Hotel Buyer and the Title Company, may otherwise be insured against under the Title Policy); (d) real estate taxes due and owing but unpaid as of the Closing Date; (e) any installments of assessments of any Governmental Authority which are due and owing as of the Closing Date; (f) all zoning restrictions, regulations and requirements, all building codes and other applicable laws, ordinances and Governmental Regulations affecting a Hotel Property; (g) all matters directly or indirectly caused by the SHR Parties or arising through the SHR Parties and/or Asset Manager; (h) all matters arising in connection with the Hotels Transactions, and, (i) all matters existing with the written consent of the SHR Parties and/or Asset Manager.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING

4.1           Conditions Precedent on All Parties.  The parties’ obligation to consummate the Transactions, are subject to satisfaction of all of the following conditions as of the Closing Date, any of which may be waived by a party in writing:

PURCHASE AND SALE AGREEMENT

4.1.1         Absence of Litigation.  There shall not be (a) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the Transactions or any material aspect of them not be consummated as herein provided or (b) any action, suit, proceeding or investigation pending wherein an Order would prevent the performance of this Agreement or the consummation of any material aspect of the Transactions, declare unlawful any material aspect of the Transactions, cause any material aspect of the Transactions to be rescinded.

4.1.2         Consents and Approvals.  Except with respect to the matters set forth in Section 9.12, all material consents, approvals or authorizations of, or declarations to, or filings with, any Governmental Authority necessary to permit the SHR Parties and the WB Parties to perform their obligations under this Agreement and consummate the Transactions, have been obtained or made and are in full force and effect.

4.1.3         No Change in Law.  There shall not have been any change in any law applicable to the SHR Parties or the WB Parties that would prevent the performance of this Agreement or the consummation by the SHR Parties or the WB Parties of any material aspect of the Transactions.

4.1.4         NYSE Approval.  The New York Stock Exchange shall have admitted the Shares to listing, subject to official notice of issuance.

4.1.5         Manager’s Acknowledgement Letters.  Manager shall have delivered to the Hotel Buyer and Hotel Sellers the acknowledgement letters, substantially in the form attached hereto as Exhibit I (the “Acknowledgement Letters.”)

4.1.6         STRRRA.  The parties shall have entered into a stock transfer restriction and registration rights agreement with respect to the Shares that is (i) mutually acceptable to all parties; (ii) contains terms and conditions that are customary for transactions similar to the Transactions; and (iii) includes the items set forth on Exhibit “B” hereto (the “STRRRA”).

4.2            WB Parties’ Conditions Precedent.  The WB Parties’ obligation to consummate the Transactions, are subject to satisfaction of all of the following conditions, any of which may be waived by the WB Parties in writing, in the WB Parties’ sole discretion:

4.2.1         SHR Parties’ Performance.  The SHR Parties shall have performed and complied in all material respects with its obligations, covenants and agreements expressly as set forth in this Agreement.

4.2.2         Termination of Obligations Under the Management Agreements.  Hotel Sellers shall have received the Assignment and Assumption of Management Agreement, with respect to each of the Hotels (together, the “Management Agreement Assignments and Assumptions”), in the form attached as Exhibit A to the respective Acknowledgement Letters.

4.2.3         Accuracy of Warranties and Representations.  Each of the representations and warranties contained in this Agreement made by any and all of the SHR Parties shall be true and correct as of the Closing in all material respects (other than those that are qualified by a reference to materiality, which representations and warranties as so qualified shall be true, correct and complete in all respects).

PURCHASE AND SALE AGREEMENT

4.2.4         SHR Parties’ Deliveries.  All of the documents, instruments and other items required to be delivered by the SHR Parties pursuant to Sections 5.2.4, 5.2.5 and 5.2.6 shall have been delivered.

4.2.5         Termination of Asset Management Agreement.  Asset Manager shall have provided evidence satisfactory to Hotel Sellers in their reasonable discretion that (i) all obligations under the Asset Management Agreement have been met and that the Asset Management Agreement is terminated, and (ii) Hotel Sellers have been indemnified from any and all losses, costs, expenses and other liabilities arising under the Asset Management Agreement arising from and after the Closing and any liquidated damages, cancellation fees or termination fees that are charged or claimed by Asset Manager under the Asset Management Agreement as a result of the termination thereof.

4.3           SHR Parties’ Conditions Precedent.  The SHR Parties’ obligation to consummate the Transactions, are subject to satisfaction of all of the following conditions, any of which may be waived by the SHR Parties’ at any time, in the SHR Parties’ sole discretion:

4.3.1         Title Policy.  The Title Company shall be committed to issue the Title Policy to Hotel Buyer as of the Closing in accordance with Section 3.2.3 above.
4.3.2         WB Parties’ Performance.  The WB Parties’ shall have performed and complied in all material respects with all of the WB Parties’ obligations, covenants and agreements expressly set forth in this Agreement.

4.3.3         Accuracy of Warranties and Representations.  Each of the representations and warranties contained in this Agreement made by any and all of the WB Parties shall be true and correct as of the Closing in all material respects (other than those that are qualified by a reference to materiality, which representations and warranties as so qualified shall be true, correct and complete in all respects).

4.3.4         Certificate of Completion.  The WB Parties shall have received that certain certificate of completion from the City of East Palo Alto pursuant to Section 4.7 of the First Amended and Restated Disposition and Development Agreement by and between Redevelopment Agency of the City of East Palo Alto and University Circle Associates, LLC (the “Certificate of Completion”).

4.3.5         WB Parties’ Deliveries.  All of the documents, instruments and other items required to be delivered by the WB Parties pursuant to Sections 5.2.1, 5.2.2 and 5.2.3 shall have been delivered.

4.4           Procedures Upon Failure of Condition.  Except as otherwise expressly provided herein, in the event the SHR Parties or the WB Parties shall terminate (or shall be deemed to have terminated) this Agreement in accordance with the terms and provisions hereof, or if any of the conditions set forth in Sections 4.1, 4.2 or 4.3 are not timely satisfied (or waived) (whether or not as a result of a breach or default by a party hereto) as of the Outside Closing Date (as defined below), then (i) this Agreement and the respective rights and obligations of the SHR Parties and the WB Parties hereunder shall terminate, and the parties shall have no further obligation to each other, save and except for the obligations of the SHR Parties or the WB Parties which survive termination as expressly set forth in this Agreement, and (ii) the SHR Parties shall return to Hotel Sellers the Documents and Materials previously delivered by Hotel Sellers to the SHR Parties that the SHR Parties are not otherwise entitled to retain under the terms of the Asset Management Agreement and shall provide (to the extent not prohibited pursuant to the terms thereof) Hotel Sellers with copies of all reports, analysis and other due diligence materials obtained by the SHR Parties from third parties.

PURCHASE AND SALE AGREEMENT

4.5           Further Assurances; Cooperation.  Subject to the terms and conditions herein provided, from and after the date of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions.

ARTICLE V
CLOSING

5.1           Closing.  The “Closing” shall mean and refer to the consummation of the purchase and sale of the Hotels and the Additional Shares as contemplated by this Agreement.  As used herein the term “Closing Date” shall mean the date on which the Closing occurs, provided, however, that the Closing Date shall be no later than March 7, 2011, as it may be extended pursuant to Section 5.2.1.8 (the “Outside Closing Date”).

5.2           Closing Deliveries.  In the event all of the conditions set forth in Article IV have been timely satisfied or waived in writing, then on or before the Closing Date, the WB Parties and the SHR Parties shall execute and/or deliver, as applicable the following items:

5.2.1        Deliveries By Hotel Sellers.  The applicable Hotel Seller shall execute and/or deliver, as applicable the following documents, duly executed and acknowledged (where necessary) by such Hotel Seller:

5.2.1.1                      Deed.  Deeds (“Deeds”) conveying each Hotel Seller’s interest in the Hotels substantially in the form attached hereto as Exhibit “C”;

5.2.1.2                      Bill of Sale.  Original counterparts of a bill of sale and general assignment with respect to each Hotel (“Bill of Sale”) transferring each Hotel Seller’s interest in the Personal Property, substantially in the form attached hereto as Exhibit “D”;

5.2.1.3                      Assignment of Transferable Permits and Assumed Contracts.  Original counterparts of an assignment and assumption of the Licenses and Permits and the Assumed Contracts with respect to each Hotel (“Assignment of Transferable Permits and Assumed Contracts”) setting forth each Hotel Seller’s assignment of, and Hotel Buyer’s assumption of, the Licenses and Permits and Assumed Contracts with respect to the Hotels, substantially in the form attached hereto as Exhibit “E”;

PURCHASE AND SALE AGREEMENT

5.2.1.4                      FIRPTA Affidavit.  An affidavit from each Hotel Seller (the “FIRPTA Affidavit”) substantially in the form attached hereto as Exhibit “F, such FIRPTA Affidavit’s California equivalent and a Form 593-C.  Notwithstanding the foregoing, in the case of a Hotel Seller that is a disregarded entity for United States federal income tax purposes, the FIRPTA Affidavit will be provided by the entity or entities that own the outstanding interests of such Hotel Seller and are not disregarded for United States federal income tax purposes;

5.2.1.5                      Personal Property.  The Personal Property which is located at the Hotels as of the Closing;

5.2.1.6                      Keys.  Keys and entrance cards to all of the entrance doors or locks to the Hotels (but excluding any keys held by the tenants under the Tenant Leases) that are not already in the possession of Hotel Buyer; and

5.2.1.7                      Assignment and Assumption of Declarant’s Rights and HOA Interests.  Original counterparts of an Assignment and Assumption of Declarant’s Rights and HOA Interests of Hotel Seller, substantially in the form attached hereto as Exhibit “J” (the “Assignment and Assumption of Declarant’s Rights and HOA Interests”), assigning the Declarant Rights and HOA Interests of Hotel Seller to Hotel Buyer on the terms set forth therein.

5.2.1.8                      Certificate of Completion.  Notwithstanding any other provision of this Agreement to the contrary, the WB Parties shall have the unilateral right to extend the Outside Closing Date to no later than April 11, 2011 in the event that the WB Parties have not delivered the Certificate of Completion on the Closing Date pursuant to this Section 5.2.1.8.

5.2.2        Deliveries By PIPE Purchaser.  PIPE Purchaser shall deliver the following item:

5.2.2.1                      Additional Shares Purchase Price.  The Additional Shares Purchase Price paid in accordance with Section 2.2 above and;

5.2.2.2                      Woodbridge Representation Letter.  A representation letter from The Woodbridge Company Limited (“Woodbridge”) in the form attached hereto as Exhibit K (the “Woodbridge Representation Letter”).

5.2.3        Deliveries By the WB Parties.  The WB Parties shall execute and/or deliver, as applicable, the following items duly executed (and acknowledged where necessary):

5.2.3.1                      STRRRA.  Original counterparts to the STRRRA;

5.2.3.2                      Secretary’s Certificates.  Certificates of the Secretary of the respective WB Parties, dated as of the Closing Date, certifying for each WB Party (a) the resolutions adopted by the governing body of each respective WB Party approving the applicable Transaction, (b) the current versions of the organizational documents, certified by the appropriate Governmental Authority of the relevant jurisdiction of incorporation, and (c) the signatures and authority of persons signing this Agreement and related documents on behalf of each respective WB Party; and

PURCHASE AND SALE AGREEMENT

5.2.3.3                      Good Standing Certificates.  Certificates evidencing the formation and good standing of each Hotel Seller and the PIPE Purchaser issued by the Department of State of the State of Delaware, each as of a date within three Business Days of the Closing Date.

5.2.4        Deliveries By Hotel Buyer.  Hotel Buyer shall execute and/or deliver, as applicable the following items duly executed (and acknowledged where necessary):

5.2.4.1                      Bill of Sale.  Original counterparts of the Bill of Sale;

5.2.4.2                      Assignment of Transferable Permits and Assumed Contracts.  Original counterparts of the Assignment of Transferable Permits and Assumed Contracts; and

5.2.4.3                      Assignment and Assumption of Declarant’s Rights and HOA Interests.  Original counterparts of the Assignment and Assumption of Declarant’s Rights and HOA Interests.

5.2.5        Deliveries By Strategic.  Strategic shall execute and/or deliver, as applicable the following items duly executed (and acknowledged where necessary):

5.2.5.1                      Share Certificate.  Original share certificates representing the Shares in such denominations as the WB Parties have directed Strategic at least three Business Days prior to the Closing, subject to the WB Parties’ Book-Entry Option; and

5.2.5.2                      STRRRA.  Original counterparts to the STRRRA.

5.2.5.3                      Supplemental Listing Application.  A copy of the counter-signed supplemental listing application submitted to the New York Stock Exchange in connection with the Shares.

5.2.6        Deliveries By the SHR Parties.  The SHR Parties shall execute and/or deliver, as applicable the following items duly executed (and acknowledged where necessary):

5.2.6.1                      Opinion of Counsel.  Opinion of counsel of the SHR Parties substantially in the form attached hereto as Exhibit “G”;

5.2.6.2                      Secretary’s Certificates.  Certificates of the Secretary of the respective SHR Party, dated as of the Closing Date, certifying (a) the resolutions adopted by Strategic’s board of directors (the “SHR Board”) approving the Transactions and the issuance of the Shares, (b) the current versions of (i) the articles of amendment and restatement, as amended, as certified by the State Department of Assessments and Taxation of Maryland, and by-laws of Strategic and (ii) the certificate of formation, as certified by the Department of State of the State of Delaware and the operating agreement of SH Funding and Hotel Buyer and (c) the signatures and authority of persons signing this Agreement and related documents on behalf of the SHR Parties;

5.2.6.3                      Good Standing Certificates.  Certificates evidencing the formation and good standing of (a) Strategic issued by the Department of Assessments and Taxation of Maryland; and (b) SH Funding and Hotel Buyer issued by the Department of State of the State of Delaware, each as of a date within three Business Days of the Closing Date; and

PURCHASE AND SALE AGREEMENT

5.2.6.4                      Termination of Asset Management Agreement.  Evidence of termination of the Asset Management Agreement in accordance with the requirements of Section 4.2.6.

5.2.7        Deliveries by Manager.  Hotel Sellers shall have received from Manager the Management Agreement Assignments and Assumptions, in accordance with the requirements of Section 4.2.2.

5.3           Transaction Expenses; Allocation.  Upon the Closing, Hotel Sellers and Hotel Buyer shall each pay or cause to be paid, 50% of the following costs:  (i) Title Policy for each Hotel (including extended coverage endorsements); (ii) the Survey for each Hotel; (iii) city and county and other property transfer and other taxes triggered by the sale of the Hotels.  The SHR Parties acknowledge that, as a result of the sale contemplated in this Agreement, all or some of the Hotels may be subject to reassessment for purposes of real property taxes, and that any increase in real property taxes as a result of the sale to Hotel Buyer shall be the SHR Parties’ sole responsibility.  Except to the extent otherwise specifically provided herein, all other expenses incurred by the WB Parties and the SHR Parties with respect to the negotiation, documentation and closing of the Transactions, including, without limitation, the WB Parties’ and the SHR Parties’ attorney’s fees and expenses, shall be borne and paid by the party incurring same.

ARTICLE VI
DAMAGE OR DESTRUCTION OF PROPERTY; CONDEMNATION

6.1           Damage or Destruction.  Hotel Sellers agree that each of SHR PA and SHR JH may seek, as their sole cost and expense, to be included as additional insureds on the property and casualty insurance policies for each of the Hotels, respectively.  In the event any of the Improvements comprising the Hotels are damaged or destroyed by any casualty after the date of this Agreement but prior to the Closing Date, Hotel Sellers shall have no obligation to repair or replace any such damage or destruction.  Hotel Sellers shall, upon consummation of the Transactions, assign to Hotel Buyer all claims of Hotel Sellers under or pursuant to any applicable casualty insurance coverage and all proceeds from any such casualty insurance received by Hotel Sellers on account of any such casualty, the damage from which shall not have been repaired by Hotel Sellers prior to the Closing.  In no event shall Hotel Sellers have any obligation to pursue any claims against any insurer in connection with any such damage nor shall Hotel Sellers have any other responsibility or liability in connection therewith.

6.2           Condemnation.  In the event that all or any portion of a Hotel Property shall be taken (or shall come under direct threat of being taken) in condemnation or under the right of eminent domain after the date of this Agreement and before the Closing, Hotel Sellers shall assign and turn over to Hotel Buyer, and Hotel Buyer shall be entitled to receive and keep, the award for the taking by eminent domain and there shall be no reduction in the Hotels Purchase Price.

PURCHASE AND SALE AGREEMENT

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

7.1           Hotel Sellers’ Representations and Warranties.  Hotel Sellers, severally and not jointly, make the following representations and warranties to the SHR Parties, solely with respect to each respective Hotel Seller and its respective Hotel, as of the date of this Agreement and as of the Closing Date:

7.1.1        Delivery of Contracts.  Hotel Sellers have delivered or otherwise made available to SHR Parties or Asset Manager copies of the Documents and Materials which would be binding upon the SHR Parties or Asset Manager after the Closing except copies of the foregoing (i) that the SHR Parties or Asset Manager have (a) previously received, or (b) entered into on behalf of Hotel Sellers, or (ii) of which the SHR Parties or the Asset Manager have Knowledge in connection with asset management of the Hotels, or (iii) that do not materially adversely affect the Hotels or their operations.

7.1.2        Delivery of Financial Reporting Packages.  Hotel Sellers have delivered or Asset Manager and/or the SHR Parties are in possession of the financial reporting package dated January 31, 2011 relating to the Hotels (comprised of the summary operating statement, summary profit and loss statement, cash flow statement, balance sheet, capital expenditure report, and, in the case of the FSJH Hotel, the summary operating statement – residential rentals).

7.1.3        Delivery of Tax Bills; Special Taxes or Assessments.  Hotel Sellers have delivered to the SHR Parties all tax bills relating to the Hotels, and have not received any written notice of any proposed special taxes or assessments relating to the Hotels, except copies of the foregoing that the SHR Parties have previously received.

7.1.4        Compliance with Laws.  To each Hotel Seller’s Knowledge, Hotel Sellers have not received written notice from any Governmental Authority that a Hotel fails to comply with Governmental Regulations applicable to such Hotel in any material way which failure has not been cured, except to the extent disclosed on Schedule 2, or otherwise disclosed to the SHR Parties (including in the Documents and Materials).

7.1.5         No Consent.                      Except with respect to the matters set forth in Section 9.12, no material consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority or any third party is necessary for the execution and delivery of this Agreement by Hotel Sellers, the performance by Hotel Sellers of its obligations hereunder and the consummation by Hotel Sellers of the Transactions.

7.1.6        Property Debt at Closing.  As of the Closing Date, all mortgage indebtedness, deeds of trust, or security documents encumbering the Hotels shall have been satisfied.

7.2           WB Parties’ Representations and Warranties.  Each of the WB Parties, severally and not jointly, make the following representations and warranties to the SHR Parties solely with respect to such WB Party, as of the date of this Agreement and as of the Closing Date:

PURCHASE AND SALE AGREEMENT

7.2.1        Due Organization; Good Standing.  Each Hotel Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  PIPE Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the WB Parties and their respective subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on any of the WB Parties.

7.2.2        Power and Authority.  Each of the WB Parties has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the STRRRA, and to consummate the applicable Transaction in accordance with the terms hereof.  Execution, delivery and performance of this Agreement by each of the WB Parties and the consummation by it of the applicable Transaction have been duly authorized and approved by its governing body and such approval has not been rescinded or modified and no further consent or authorization of any WB Party or any of their respective equity holders is required.  This Agreement has been duly executed by each of the WB Parties and, assuming the due authorization, execution and delivery of this Agreement by the SHR Parties, constitutes a legal, valid and binding obligation of each of the WB Parties enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state, federal, or other securities laws or public policy underlying such laws.

7.2.3        Non-Contravention.  The execution, delivery and performance by the WB Parties of this Agreement and the consummation of the Transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the applicable WB Party pursuant to, any indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement or other agreement or instrument to which the applicable WB Party is a party or by which the applicable WB Party is bound or to which any of the property or assets of the applicable WB Party is subject, (ii) result in any violation of the provisions of the organizational documents of the applicable WB Party or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or other Governmental Authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any of the WB Parties.

7.2.4        No Litigation.  There is no action, suit, proceeding or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Hotel Sellers’ Knowledge or PIPE Purchaser’s Knowledge, threatened against the applicable WB Party that (i) would reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement  or (ii) would reasonably be expected to have a material adverse effect on Hotel Sellers’ ability to sell the Hotels or PIPE Purchaser’s ability to purchase the Shares.

PURCHASE AND SALE AGREEMENT

7.2.5        Ownership of WB Parties.  Under the provisions of Sections 318, 542, 544 and 856 of the Code, considering all applicable attribution and constructive ownership rules, no direct or indirect individual equity owner of any of the WB Parties owns or is deemed to own greater than 9.8% of the total outstanding Common Stock or capital stock of Strategic.

7.2.6        Investment Purpose.  Each of the WB Parties are receiving the Shares hereunder in the ordinary course of its business, for its own account and not with a present view toward the public sale or distribution thereof, and has no intention of selling or distributing any of such Shares or any arrangement or understanding with any other Persons regarding the sale or distribution of such Shares or any part thereof, in violation of the Securities Act or any applicable state securities law; provided, however, that each of the WB Parties reserves the right, subject to the provisions of this Agreement and the STRRRA, to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.

7.2.7        No General Solicitation. The WB Parties acknowledge that the Shares were not offered to the WB Parties by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the WB Parties were invited by any of the foregoing means of communications.

7.2.8        Accredited Investor Status.  Each of the WB Parties is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Each of the WB Parties is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

7.2.9        Reliance on Exemptions.  Each of the WB Parties understands that the Shares are being issued to it in reliance upon specific exemptions from the prospectus and registration requirements of federal, state, and other securities laws, as applicable, and that the SHR Parties are relying upon the truth and accuracy of, and the WB Parties’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of each of the WB Parties set forth herein in order to determine the availability of such exemptions and the eligibility of each of the WB Parties to acquire the Shares.

7.2.10      Information.  Each of the WB Parties and their advisors have been furnished with or have otherwise had access to all materials relating to the business, finances and operations of Strategic and materials relating to the offer and sale of the Shares which have been requested by each of the WB Parties.  Each of the WB Parties has been afforded the opportunity to ask questions of Strategic. Neither such inquiries nor any other investigation conducted by or on behalf of Hotel Sellers, PIPE Purchaser or their representatives or counsel shall modify, amend or affect the WB Parties’ right to rely on the truth, accuracy and completeness of the reports, schedules, forms, statements and other documents required to be filed by Strategic with the SEC pursuant to the reporting requirements of the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and the documents incorporated by reference therein, being collectively referred to herein as the “Public Filings”) and the SHR Parties’ representations and warranties contained herein.

PURCHASE AND SALE AGREEMENT

7.2.11      No Consent or Approval Required. Except with respect to the matters set forth in Section 9.12, no material consent, approval or authorization of, or declaration to or filing with, any Person is required by the WB Parties for (i) the valid authorization, execution and delivery by the WB Parties of this Agreement, (ii) the performance of the WB Parties obligations under this Agreement or (iii) their consummation of the Transactions contemplated hereby.

7.2.12      Legends.  Each of the WB Parties understands that the certificates representing the Shares will bear restrictive legends in the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE ISSUER OF AN OPINION OF COUNSEL, OR IF PURSUANT TO RULE 144, A WRITTEN STATEMENT, SATISFACTORY TO THE ISSUER, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS CONTAINED IN A STOCK TRANSFER RESTRICTION AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [__________ __], 2011, BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS.  A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

7.3           SHR Parties’ Representations and Warranties.  Strategic and SH Funding, jointly and severally, represent and warrant to each of the WB Parties as follows, as of the date of this Agreement and as of the Closing Date:

7.3.1        Due Organization; Good Standing.  Hotel Buyer are both limited liability companies, duly organized, validly existing and in good standing under the laws of the State of Delaware.  SH Funding is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Strategic is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland.  The SHR Parties and their respective subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Strategic.

PURCHASE AND SALE AGREEMENT

7.3.2        Power and Authority.  Each SHR Party has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the Transactions contemplated hereby has been duly and validly taken. Execution, delivery and performance of this Agreement by each SHR Party and the consummation by it of the applicable Transaction have been duly authorized and approved by its governing body and such approval has not been rescinded or modified and no further consent or authorization of the SHR Party is required.  This Agreement is a legal, valid and binding agreement of the SHR Parties and, assuming the due authorization, execution and delivery of this Agreement by the WB Parties, constitutes a legal, valid and binding obligation of the SHR Parties enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof.

7.3.3        Non-Contravention.  The execution, delivery and performance by the SHR Parties of this Agreement and the consummation of the Transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the applicable SHR Party pursuant to, any indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement or other agreement or instrument to which the applicable SHR Party is a party or by which the applicable SHR Party is bound or to which any of the property or assets of the applicable SHR Party is subject, (ii) result in any violation of the provisions of the organizational documents of the applicable SHR Party, including, without limitation, Strategic’s charter, as amended, including all articles supplementary relating to Strategic’s preferred stock, or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or other Governmental Authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Strategic.

7.3.4        No Litigation.  There is no action, suit, proceeding or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the SHR Parties’ Knowledge, threatened against any SHR Party which (i) would reasonably be expected to have a material adverse effect on the legality, validity or enforceability of this Agreement or the Shares, (ii) would reasonably be expected to have a material adverse effect on Hotel Buyer’s ability to purchase the Hotels or Strategic’s ability to issue the Shares or (iii) would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Strategic.  There has not been, and to the SHR Parties’ Knowledge, there is not pending any investigation by the SEC involving the SHR Parties or any current director or officer of the SHR Parties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Strategic. Neither the SHR Parties nor any subsidiary, or any director or officer thereof, is or has been the subject of any claim, action or proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty that would reasonably be expected to have a material adverse effect on this Agreement or the Transactions contemplated hereby.

PURCHASE AND SALE AGREEMENT

7.3.5        No Consent.  Except for (i) the matters set forth in Section 9.12, (ii) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) compliance with the rules and regulations of the New York Stock Exchange, including the approval of the New York Stock Exchange of the supplemental listing application with respect to the listing of the Shares, (iv) compliance with any applicable state securities laws of the states of the United States (or “Blue Sky Laws”), and (v) the registration of the Shares under the Securities Act, no material consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority, any stock market or stock exchange on which shares of Common Stock are listed for trading or any third party are necessary for the execution and delivery of this Agreement by the SHR Parties, the performance by the SHR Parties of their obligations hereunder and the consummation by the SHR Parties of the Transactions.

7.3.6        Capitalization.  The authorized capital stock of Strategic and the issued and outstanding shares of the capital stock of Strategic as of December 31, 2010, is set forth in Schedule 3 hereto.  Except with respect to any issuances made pursuant to Strategic’s equity incentive plan, and except as contemplated by the Transactions, Strategic has not issued any capital stock since December 31, 2010.   To the SHR Parties’ Knowledge, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by this Agreement that have not been effectively waived as of the Closing Date. Except as set forth in SH Funding’s limited liability company agreement, as amended, the issuance of the Shares will not obligate Strategic to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Strategic’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Strategic are validly issued, fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the SHR Board or others is required for the issuance of the Shares.  To the SHR Parties’ Knowledge, there are no stockholders agreements, voting agreements or other similar agreements with respect to Strategic’s capital stock between or among any of Strategic’s stockholders.

PURCHASE AND SALE AGREEMENT

7.3.7        Issuance of Shares.  The issuance of the Shares has been duly authorized and, when issued and delivered and paid for as provided herein, will be validly issued, fully paid and non-assessable, free and clear of all Liens, and will not be subject to preemptive rights or other similar rights of stockholders of Strategic.

7.3.8        Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of Strategic’s most recent interim financial statements included in the Public Filings, except as specifically disclosed to the WB Parties prior to the date hereof or in a subsequent Public Filing filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Strategic, (ii) the SHR Parties have not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Strategic’s financial statements pursuant to generally accepted accounting principles (“GAAP”) or disclosed in the Public Filings, (iii) the SHR Parties have not altered their methods of accounting, (iv) Strategic has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Strategic has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Strategic equity incentive plans.  Strategic does not have pending before the SEC any request for confidential treatment of information.

7.3.9        Taxes.  Except to the extent that any such failures or deficiencies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Strategic, the SHR Parties and each of their subsidiaries have filed (or have obtained an extension of time within which to file) all necessary federal, state and foreign income and franchise tax returns and have paid all taxes shown as due on such tax returns, except those taxes being contested in good faith and for which adequate reserves have been provided.

7.3.10      REIT Status.  Strategic has been and is properly taxed as a real estate investment trust (a “REIT”) under the Code commencing with the taxable year ended December 31, 2004 through the taxable year ended December 31, 2010, Strategic is organized and is being operated in conformity with the requirements for qualification as a REIT under the Code and the current method of operation of Strategic and its subsidiaries enables Strategic to meet the requirements for qualification and taxation as a REIT under the Code. SH Funding is treated as a partnership for U.S. federal income tax purposes and not as a corporation or association taxable as a corporation. Strategic presently intends to continue to qualify as a REIT under the Code for all subsequent years, and Strategic does not know of any event that would reasonably be expected to cause Strategic to fail to qualify as a REIT under the Code at any time.

7.3.11      Public Filings, Financial Statements.

(a)           Strategic has filed all the Public Filings for the 12 months preceding the date hereof.

PURCHASE AND SALE AGREEMENT

(b)           As of their respective dates, the Public Filings described in Section 7.3.11(a) above complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Public Filings described in Section 7.3.11(a) above, and none of the Public Filings described in Section 7.3.11(a) above, at the time they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Strategic included in the Public Filings described in Section 7.3.11(a) above have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the financial statements or the notes thereto, or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes, and fairly present in all material respects the consolidated financial position of Strategic as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments.)

7.3.12      No Manipulation of Stock.  The SHR Parties have not taken, nor will they take, directly or indirectly any action designed to stabilize or manipulate the price of the securities of Strategic to facilitate the sale or resale of any of the Shares in violation of Regulation M promulgated under the Exchange Act.

7.3.13      Internal Accounting and Disclosure Controls.  Strategic maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Strategic maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to ensure that information required to be disclosed by Strategic in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Strategic’s management as appropriate to allow timely decisions regarding required disclosure. Strategic has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15(b) of the Exchange Act.

7.3.14      Foreign Corrupt Practices.  None of the SHR Parties, their subsidiaries  or, to the SHR Parties’ Knowledge, any directors, officers, agents, employees has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the SHR Parties, their subsidiaries and, to the SHR Parties’ Knowledge, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

PURCHASE AND SALE AGREEMENT

7.3.15       Money Laundering Laws.  To the SHR Parties’ Knowledge, the operations of the SHR Parties and each of their subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the SHR Parties or any of their subsidiaries with respect to the Money Laundering Laws is pending or, to the SHR Parties’ Knowledge, threatened.

7.3.16       Rights Agreement and Ownership Restrictions.  Strategic has taken all actions necessary to provide that (a) neither the WB Parties nor any of their respective Affiliates shall be deemed to have triggered the rights under the Rights Agreement, dated as of November 14, 2008, by and between Strategic and Mellon Investor Services LLC, as rights agent and (b) as of the Closing Date, based solely on the accuracy of the representations of Woodbridge in the Woodbridge Representation Letter and the representation set forth in Section 7.2.5, none of the WB Parties shall be in violation of the stock ownership limitations under Strategic’s charter as a result of the acquisition of the Shares in connection with the Transactions.

7.3.17      Environmental Laws.  Strategic (i) is in compliance with all applicable Environmental Laws, (ii) has received all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except, in each of the foregoing clauses (i), (ii) and (iii), where the failure to obtain such material permit, license or other approval or the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Strategic.

7.3.18      Insurance.  The SHR Parties have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the SHR Parties believe in their reasonable judgment is adequate to protect the SHR Parties and their respective businesses; and the SHR Parties believe that they will be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue their business.

7.3.19      Title to Assets.  Each SHR Party and its subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all real property as owned or leased by them and good and marketable title to, or has valid and marketable rights to lease or otherwise use, all tangible personal property and assets that are material to the respective businesses of each SHR Party and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections in title, except those that (i) do not materially interfere with the use made and proposed to be made of such property by each SHR Party and its subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Strategic.  Any real property, facilities and equipment held under lease by each SHR Party and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property, facilities and equipment by the SHR Parties.

PURCHASE AND SALE AGREEMENT

ARTICLE VIII
INDEMNITY; SURVIVAL

8.1           Indemnification.  Subject to the terms and conditions of this Agreement, (A) the WB Parties and any of their respective Affiliates or other “permitted transferees” who receive any Shares pursuant to a “permitted transfer” in accordance with the terms and conditions of the STRRRA, covenant and agree to indemnify and save and hold the SHR Parties harmless at all times after the Closing in respect of any and all liabilities, actions, suits, damages, losses, proceedings, demands, judgments, costs and expenses, including reasonable attorneys’ fees (collectively, “Losses”), suffered or incurred by the SHR Parties, arising from, by reason of or in connection with:  any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of WB Parties under this Agreement or in any certificate, instrument or agreement provided for in this Agreement; provided, however, that the WB Parties shall not indemnify the SHR Parties for any such misrepresentation if the SHR Parties or Asset Manager had Knowledge of such misrepresentation at any time prior to or at the Closing; and (B) the SHR Parties covenant and agree to indemnify and save and hold Hotel Sellers harmless at all times after the Closing in respect of any and all Losses suffered or incurred by Hotel Sellers, arising from, by reason of or in connection with: (i) Assumed Liabilities; (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of the SHR Parties under this Agreement or in any certificate, instrument or agreement provided for in this Agreement on the part of the SHR Parties, unless it was known by Hotel Sellers and not known by Hotel Buyer or Asset Manager prior to the Closing; (iii) any liability resulting from Hotel Buyer’s inspection of the Hotel Properties prior to the Closing; (iv) any liability or responsibility for any items claimed to have been in safe deposit boxes but not appearing on the list as described in Section 9.7 and all claims, losses and liabilities with respect thereto arising out of the acts or omissions of Hotel Buyer after the Closing Date; (v) any claims, losses or liabilities in connection with baggage and property described in Section 9.8 arising out of the acts or omissions of Hotel Buyer from and after the Closing Date; and (vi) all claims, liabilities, costs and expenses arising out of Vouchers from and after the Closing Date.  The SHR Parties’ right to indemnification under clause (A) above shall be limited to such portion of the Stock Consideration that is allocated to the WB Party committing such misrepresentation, breach of warranty or non-fulfillment, which Stock Consideration may be used by such WB Party (and/or any of its Affiliates or other “permitted transferees” who receive any Shares pursuant to a “permitted transfer” in accordance with the terms and conditions of the STRRRA) to satisfy any indemnity obligation under this Section 8.1.  For purposes of determining the value of the Shares being utilized to satisfy any indemnity obligation under this Section 8.1 as aforesaid, such Shares shall be valued based upon the 10-day trailing daily weighted average market price.  The indemnifications provided in this Section 8.1 are not limited to third party claims but include damages, losses and expenses incurred or sustained by the indemnified party in the absence of third party claims.  The provisions of this Section 8.1 shall survive the Closing.

PURCHASE AND SALE AGREEMENT

8.1.1        Notice of Indemnification Claim.  The indemnified party shall provide the indemnifying party prompt notice (“Demand”) of any such claims of liability with reasonable promptness and the indemnifying party, at its election, shall have the right of defense in such proceedings, by counsel of its own choosing, at the indemnifying party’s expense.  The indemnified party shall cooperate fully in all reasonable respects with the indemnifying party in any such defense, including by making available to the indemnifying party all pertinent information under the control of the indemnified party.  If the indemnifying party does not agree by written notice to defend the indemnified party within 15 Business Days of the Demand, then the indemnified party may defend or settle such claim or action at the indemnifying party’s sole cost and expense in such manner as the indemnified party deems appropriate; provided, however, that the indemnified party shall not, without the written consent of the indemnifying party, settle or compromise any such claim or consent to the entry of any judgment which does not include as an unconditional term thereof, a written release from all liability with respect to such claim or imposes equitable remedies or material obligations on the indemnifying party other than financial obligations for which the indemnified party may be indemnified hereunder.  If the indemnifying party agrees to defend the indemnified party within such time period, then the indemnifying party may defend, but not settle, a claim without waiving its right to assert that such claim is not subject to the indemnity agreements in this Section 8.1, unless such settlement: (x) involves only the payment of money and (y) the indemnifying party obtains a reasonably satisfactory release from the third party in favor of both the indemnifying party and the indemnified party.  If the indemnifying party elects to defend a claim, the indemnified party may, at the indemnified party’s expense, participate in such matter with counsel of the indemnified party’s own choosing.

8.1.2        Advance Payment.  The right to indemnification conferred in this Section 8.1 shall include the right to be paid or reimbursed by the indemnifying party the reasonable expenses incurred by an indemnified party who is, or is threatened to be made, a named defendant or respondent in a proceeding in advance of final disposition of such proceeding and without determination as the person’s ultimate entitlement to indemnification; provided, however, that all amounts so advanced shall be repaid if it shall ultimately be determined that such indemnified party is not entitled to be indemnified under this Section 8.1 or otherwise.

8.2           Survival.  The representations and warranties set forth in Article 7 shall survive the Closing for a period of one year (the “Survival Period”) and shall not be deemed to have merged into any of the documents delivered at Closing.  The covenants set forth in Sections 9.7, 9.8, 9.10, 9.11, 9.12, 9.13, and Articles VIII, X, XII and XIII shall survive the Closing without limitation, except such limitations as set forth herein.  Any liability of the parties hereunder shall at all times and in all events be subject to and limited by the following:

PURCHASE AND SALE AGREEMENT

8.3           Sole and Exclusive Remedy.  Except as otherwise set forth herein, the parties hereby acknowledge and agree that the remedies set forth in this Article VIII, and subject in all events to the limitations and restrictions set forth herein, shall be the sole and exclusive remedy against the other party (or any Affiliate of such party) for any breach or default or alleged breach or default under this Agreement or in connection with any matter related to the transactions contemplated under this Agreement, and that, except as otherwise set forth herein, in no event shall a party have the right to initiate any other action or remedy against another party (or any Affiliate of such party) in connection this Agreement or in connection with any matter related to the Transactions.  The provisions of this Article VIII shall survive the Closing.

BY INITIALING BELOW, THE WB PARTIES AND THE SHR PARTIES HEREBY AGREE TO THE REMEDIES AND WAIVER OF REMEDIES SET FORTH IN THIS ARTICLE VIII.

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HOTEL BUYER’S INITIALS

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HOTEL BUYER’S INITIALS

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HOTEL SELLER’S INITIALS

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HOTEL SELLER’S INITIALS

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STRATEGIC INITIALS

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PIPE PURCHASER’S INITIALS

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SH FUNDING’S INITIALS

8.4           WB Parties’ Knowledge.  As used herein “Hotel Sellers’ Knowledge” or “PIPE Purchaser’s Knowledge” or any phrase of like meaning shall be deemed to mean only the actual conscious knowledge of each Hotel Sellers’ Key Personnel or PIPE Purchaser’s Key Personnel, as applicable, without any of them having conducted or being required to conduct any investigation or inquiry with respect to the matters referred to in this Agreement.  The SHR Parties acknowledge and agree that the representations and warranties of the Hotel Sellers in Section 7.1 apply only to such matters occurring, or of which a Hotel Seller has actual knowledge.  In no event shall any of each Hotel Sellers’ or PIPE Purchaser’s Key Personnel have any personal liability or responsibility with respect to any of the matters contemplated under this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, information possessed by or known to any Person other than each Hotel Sellers’ or PIPE Purchaser’s Key Personnel, as applicable, shall not be imputed or attributed to a Hotel Seller or PIPE Purchaser.

PURCHASE AND SALE AGREEMENT

8.5           SHR Parties’ Knowledge.  As used herein “SHR Parties’ Knowledge” or “Asset Manager’s Knowledge” or any phrase of like meaning shall be deemed to mean, and the SHR Parties or the Asset Manager, as applicable, shall be deemed to have “Knowledge” of the following: (i) the actual conscious knowledge of the SHR Parties’ Key Personnel or Asset Manager’s Key Personnel, as applicable, without any of them having conducted or being required to conduct any investigation or inquiry with respect to the matters referred to in this Agreement, (ii) the contents of any Documents and Materials and all third party reports ordered or obtained by or on behalf of the SHR Parties or Asset Manager and by any fact or circumstance discovered by or disclosed to the SHR Parties or Asset Manager prior to the Closing Date from any source (including as a result of Hotel Buyer’s due diligence studies, tests, inspections and investigations) and (iii) any other Documents and Materials or written disclosures made to the SHR Parties or Asset Manager by or on behalf of Hotel Sellers prior to the Closing, including without limitation all Schedules to this Agreement.  In no event shall any of SHR Parties’ Key Personnel or Asset Manager’s Key Personnel, as applicable, have any personal liability or responsibility with respect to any of the matters contemplated under this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, information possessed by or known to any Person other than each of the SHR Parties’ Key Personnel or Asset Manager’s Key Personnel, as applicable, shall not be imputed or attributed to the SHR Parties or Asset Manager.

ARTICLE IX
ADDITIONAL COVENANTS AND AGREEMENTS
WITH RESPECT TO THE HOTELS TRANSACTION

9.1           Management of the Hotels.  Hotel Sellers shall use commercially reasonable efforts to ensure the Hotels are operated from and after the date of this Agreement through the Closing Date in accordance with the Ordinary Course of operations.  The SHR Parties acknowledge and agree that Manager, pursuant to the Management Agreements, manages and is responsible for the Hotels’ operations in the Ordinary Course.  In furtherance of the foregoing, neither Hotel Sellers nor any Seller-Related Parties shall have any personal liability or other personal obligation with respect to the Ordinary Course of operations of the Hotels from the date of this Agreement until the Closing.

PURCHASE AND SALE AGREEMENT

9.2           As-Is.  THE SHR PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, HOTEL BUYER IS ACQUIRING THE HOTELS AS-IS, WHERE-IS, AND WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF HOTEL SELLERS AND THE SHR PARTIES EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE HOTELS CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF (INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES WHATSOEVER CONTAINED IN OR CREATED UNDER THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY OTHER JURISDICTION WHOSE LAW MAY BE APPLICABLE TO THE CONSTRUCTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY AND ALL INSTRUMENTS CONTEMPLATED HEREIN), OR WITH RESPECT TO TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE HOTEL PROPERTIES WITH GOVERNMENTAL LAWS, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  WITHOUT LIMITATION ON THE FOREGOING, HOTEL BUYER WILL BE ACQUIRING THE HOTELS SOLELY IN RELIANCE ON THE SHR PARTIES’ OWN INSPECTIONS, EXAMINATIONS, AND EVALUATIONS OF THE HOTELS, AND PRIOR TO TAKING TITLE TO THE HOTELS, HOTEL BUYER SHALL HAVE HAD THE OPPORTUNITY TO HAVE EXAMINED AND INSPECTED THE HOTEL PROPERTIES AND TO DETERMINE WHETHER THE SHR PARTIES ARE SATISFIED WITH THE CONDITION, QUALITY, QUANTITY, OPERATION, STATE OF REPAIR, AND PROSPECTS OF THE HOTELS IN ALL RESPECTS, AND THE SHR PARTIES SHALL HAVE DECIDED THAT HOTEL BUYER IS WILLING TO ACQUIRE THE HOTELS “AS-IS, WHERE-IS”, AND WITH ALL CONSTRUCTION DEFECTS, FAULTS, ERRORS, OMISSION OR OTHER CONDITIONS, LATENT OR OTHERWISE, WHETHER KNOWN OR UNKNOWN OR ARISING PRIOR TO OR AFTER THE CLOSING DATE INCLUDING, BUT NOT LIMITED TO DEFECTS RELATING TO ROOFS, INSULATION AND SETTLING AND ANY LITIGATION OR CLAIMS MADE WITH RESPECT TO ANY CONSTRUCTION DEFECTS, FAULTS, ERRORS, OMISSION OR OTHER CONDITIONS, LATENT OR OTHERWISE, WHETHER KNOWN OR UNKNOWN OR ARISING PRIOR TO OR AFTER THE CLOSING DATE WHICH ARISE FROM OR ARE RELATED TO THE PHYSICAL CONDITION OF THE HOTELS INCLUDING, WITHOUT LIMITATION, THOSE CONSTRUCTION DEFECTS AND OTHER MATTERS LISTED ON SCHEDULE 13; THE HOTELS’ COMPLIANCE, OR LACK OF COMPLIANCE WITH ANY APPLICABLE LAW, AND ALL REGULATIONS, RULINGS, AND ORDERS PROMULGATED OR ADOPTED PURSUANT THERETO, WHETHER KNOWN OR UNKNOWN OR ARISING PRIOR TO OR AFTER THE CLOSING DATE.  THE SHR PARTIES AGREE AND ACKNOWLEDGE THAT, EXCEPT FOR HOTEL SELLERS’ EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7.1, NO OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES HAVE AT ANY TIME BEEN MADE BY HOTEL SELLERS, OR ANY OF HOTEL SELLERS’ RESPECTIVE AGENTS, AS TO THE PHYSICAL CONDITION, QUALITY, QUANTITY OR STATE OF REPAIR OF THE HOTELS, OR AS TO THE CONDITION, QUALITY, QUANTITY, OPERATION, STATE OF REPAIR, OR PROSPECTS FOR THE HOTELS IN ANY RESPECT OR ANY OTHER MATTER.  HOTEL BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY HOTEL BUYER’S INVESTIGATIONS, AND HOTEL BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED HOTEL SELLERS (AND HOTEL SELLERS’ OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH HOTEL BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST HOTEL SELLERS (AND HOTEL SELLERS’ OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT FOR FRAUD AND OBLIGATIONS OF HOTEL SELLERS UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY HOTEL SELLERS AT CLOSING.  HOTEL BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF HOTEL BUYER.

PURCHASE AND SALE AGREEMENT

9.3           Hotel Buyer Informed.  The SHR Parties unconditionally acknowledge and agree that:  (i) the SHR Parties have had the opportunity to review all instruments, records and documents which the SHR Parties deem necessary, appropriate or advisable to review in connection with this transaction, including, but not by way of limitation, the Documents and Materials, any and all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, leases, contracts, warranties and guarantees relating to the Hotels and/or the business conducted thereon and has determined that the same and the information and data contained therein and evidenced thereby are acceptable to the SHR Parties in all respects, (ii) the SHR Parties have had the opportunity to review all applicable laws, ordinances, rules and Governmental Regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Hotels, (iii) the SHR Parties have made such independent investigations respecting the Hotels and all other aspects of this transaction as the SHR Parties deem necessary and appropriate, and shall rely thereon and on the advice of their consultants in entering into this Agreement and have determined that the same are acceptable to the SHR Parties in all respects, (iv) the SHR Parties have had the opportunity to make and have made a physical inspection of the Hotels, engineering evaluations of the mechanical, electrical, heating, ventilation and air conditioning, and other systems in the Improvements; review of all governmental matters affecting the Hotel Properties, including zoning and environmental matters; review and verification of all financial and other information provided by Hotel Sellers relating to the operation of the Hotels; review of the condition of title to the Hotels; review of the Condominium Documents and other documents related to the HOA’s and the rental of the Condominium Units and Timeshare Units; and review of such other matters pertaining to an investment in the Hotels as the SHR Parties deem advisable, (v) the SHR Parties have reviewed and understand the ownership of the Condominium Units and Timeshare Units including that Manager owns a significant number of unsold timeshare interests and has the right to market and sell such timeshare interests as well as Manager’s rights and obligations with respect to such timeshare interests, the Timeshare Units and the Condominium Units, (vi) without limitation on the foregoing, the SHR Parties have had the opportunity to make a thorough review of the Assumed Contracts and are thoroughly familiar with the rights of the parties thereunder, including, without limitation, any rights of the tenants under the Tenant Leases to extend the terms of their tenancies, and (vii) the SHR Parties have extensive knowledge of the Hotels through Asset Manager.

PURCHASE AND SALE AGREEMENT

9.4           Limitation on Hotel Sellers’ Liability and the SHR Parties’ Assumption of Liability.  The SHR Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, Hotel Sellers shall not have any liability, obligation or responsibility of any kind whatsoever and the SHR Parties shall assume such liability, obligation and responsibility, whether known or unknown or arising prior to or after the Closing Date, with respect to the Assumed Liabilities and any and all matters for which Hotel Sellers are indemnified by the SHR Parties under Section 8.1.  Notwithstanding any other provisions of this Agreement to the contrary, Hotel Buyer acknowledges and agrees that, pursuant to the Management Agreements, Manager is vested with decision making authority over the Hotels and therefore Hotel Sellers’ ability to control the management and operation of the Hotels is circumscribed by and must be exercised in accordance with its rights as “Owner” under the Management Agreements; provided, however, Hotel Sellers shall enforce their rights under the Management Agreements to the extent such enforcement would effectuate Manager complying with the covenants contained in this Agreement.

9.5           Environmental Matters.

9.5.1        No Representations or Warranties; Waivers.  Without limitation on Section 9.3 above, the SHR Parties acknowledges that Hotel Sellers do not make any representations or warranties, either express or implied, regarding the presence, past or present, of any Hazardous Materials (as defined below) in, on or under the Hotels.  The SHR Parties have made their own independent investigation of the Hotels with regard to the presence or absence of Hazardous Materials as the SHR Parties deem appropriate and necessary.  Accordingly, notwithstanding any other provision of this Agreement, the SHR Parties hereby expressly waive and relinquish any and all rights and remedies the SHR Parties may now or hereafter have against Hotel Sellers, their respective successors and assigns, and any of their respective partners, shareholders, officers, directors, or members, whether known or unknown, with respect to any past, present or future presence or existence of Hazardous Materials on, in, under or about the Hotels or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, any and all rights and remedies the SHR Parties may now or hereafter have under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and any similar law, rule or regulation (including any and all claims, whether known or unknown, now or hereafter existing, with respect to the Hotels under Section 107 of CERCLA (42 U.S.C.A. § 9607)).  Without limiting the generality of any of the other provisions set forth in this Agreement, Hotel Sellers make no representations or warranties as to whether the Hotel Properties or any portion thereof contain asbestos, harmful or toxic substances or other Hazardous Materials or are in compliance with Environmental Laws.

PURCHASE AND SALE AGREEMENT

9.5.2         Inspection Rights.  Hotel Buyer may at its election inspect the Hotel Properties for the presence of Hazardous Materials (as defined below), and, at Hotel Sellers’ request, shall furnish to Hotel Sellers copies of any reports received by Hotel Buyer in connection with any such inspection.  Hotel Buyer hereby assumes full responsibility for such inspections and irrevocably waives any claim against Hotel Sellers and releases Hotel Sellers from all liability arising from the presence of Hazardous Materials on the Hotel Properties.  Hotel Buyer shall also furnish to Hotel Sellers copies of any other reports received by Hotel Buyer relating to any other inspections of the Hotel Properties conducted on Hotel Buyer’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Hotel Properties with the provisions of the Americans with Disabilities Act, 42 U.S.C. §12101, et seq., if applicable).  As used herein, “Hazardous Materials” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in CERCLA, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Hotel Properties.

9.6           Cash.  From and after January 31, 2011, neither the Hotel Sellers nor any Affiliates of the Hotel Sellers have withdrawn, and such Persons shall not withdraw, funds from the Hotels’ operating accounts.  If, notwithstanding the foregoing, Hotel Sellers have received any such funds from the Hotels through the Closing Date, Hotel Sellers shall reimburse Hotel Buyer for such funds on or prior to the Closing Date.

9.7           Safe Deposit.  Hotel Buyer shall take possession at the Closing of safe deposit boxes at the Hotels.  Hotel Sellers are hereby relieved of any and all responsibility in connection with safe deposit boxes at the Hotels.  Not later than two days prior to the Closing, Hotel Sellers shall send, or cause Manager to send, written notice to guests or other persons who have safe deposit boxes at the Hotels advising of the sale of the Hotels and requesting verification or removal of the contents within five days.  The safe deposit boxes of guests or other persons not responding to said written notice shall be opened only in the presence of Manager or representatives of both Hotel Sellers and Hotel Buyer.  The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened and each such list shall be signed by or on behalf of Manager or by or on behalf of Hotel Sellers and Hotel Buyer, and Hotel Buyer shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list.

9.8           Baggage and Other Property.  All baggage or other property of guests of the Hotels which has been checked with or left in the care of Hotel Sellers and remains in Hotel Sellers’ care as of the Closing shall be inventoried and tagged jointly by Hotel Sellers and Hotel Buyer and shall be the responsibility of Hotel Buyer.

9.9           Vouchers.  Hotel Buyer shall (a) honor all outstanding unexpired gift certificates, coupons or other writings issued by Hotel Sellers with respect to the Hotels, including, without limitation, those set forth in Schedule 9 attached hereto and incorporated herein by this reference that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount as for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotels (collectively, “Vouchers”), and (b) shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date regardless of any purported expiration.

PURCHASE AND SALE AGREEMENT

9.10         Hotel Sellers Released From Liability.

(a)           Release. Subject to those obligations of Hotel Sellers in this Agreement which shall expressly survive the Closing, the SHR Parties and anyone claiming by, through or under the SHR Parties hereby waives its right to recover from and fully and irrevocably releases Hotel Sellers and each of their respective Affiliates and each of their respective employees, officers, directors, representatives, agents, advisors, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations acting on Hotel Sellers’ behalf (collectively, the “Released Parties”) from any and all claims, responsibility and/or liability that the SHR Parties may now have or hereafter acquire against any of the Released Parties for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to (i) the Hotels, (ii) Assumed Liabilities and (iii) all other matters for which Hotel Sellers are indemnified under Section 8.1.  This release includes claims of which the SHR Parties are presently unaware or which the SHR Parties do not presently suspect to exist which, if known by the SHR Parties, would materially affect the SHR Parties’ release of the Released Parties.  The SHR Parties specifically waive the provision of any statute or principle of law, which provides otherwise.  In this connection and to the extent permitted by law, the SHR Parties agree, represent and warrant that the SHR Parties realize and acknowledge that factual matters now unknown to the SHR Parties may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the SHR Parties further agree, represent and warrant that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the SHR Parties nevertheless hereby intend to release, discharge and acquit Hotel Sellers and each of the Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.  The SHR Parties expressly waive (i) the provisions of Section 1542 of the California Civil Code which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

and (ii) all similar provisions or rules of law.  The SHR Parties elect to and do assume all risk for such claims heretofore and hereafter arising, whether now known or unknown by the SHR Parties.

BY INITIALING BELOW, THE SHR PARTIES HEREBY WAIVE THE PROVISIONS OF SECTION 1542 IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES:

PURCHASE AND SALE AGREEMENT

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HOTEL BUYER’S INITIALS

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HOTEL BUYER’S INITIALS

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STRATEGIC’S INITIALS

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SH FUNDING’S INITIALS

(b)           Survival.  The foregoing waivers and releases by the SHR Parties shall survive the Closing and the recordation of the Deeds (and shall not be deemed merged into the Deeds upon the recordation thereof).

9.11         Employees.

9.11.1      Effective at and upon the Closing, Hotel Sellers shall terminate, or cause the termination of, the employment of all individuals employed at the Hotels by Hotel Sellers as of the Closing Date, irrespective of whether such individuals are active or on leaves of absence or otherwise inactive (“Hotel Employees”).  Hotel Buyer shall offer or cause Manager or its Affiliate to hire at and upon the Closing, and after the Closing will maintain or cause to be maintained the employment of (directly or indirectly through any designee or management company engaged by Hotel Buyer or its Affiliate to employ Hotel Employees), a sufficient number of the Hotel Employees (“Rehired Employees”) with compensation, seniority, health benefits, vacation and other benefits so that Hotel Sellers shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the WARN Act and/or the California Worker Notification Law (California Assembly Bill 2957, effective January 1, 2003) (the “California WARN Act”).  If Hotel Buyer, or any designee or management company engaged by Hotel Buyer to employ Hotel Employees, does not hire a particular Hotel Employee at the Closing, or if following the Closing Hotel Buyer or such designee or management company desires to terminate the employment of any Rehired Employee, Hotel Buyer shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to such action, including without limitation any applicable provisions of the WARN Act or the California WARN Act.

9.11.2      The parties hereto agree that Hotel Sellers will not be subject to any of the debts, obligations and/or liabilities of Hotel Buyer or Manager or its Affiliate, which are attributable to any actions or omissions of Hotel Buyer or Manager or its Affiliate, in the process of the hiring or non-hiring of any employees, including, without limitation, any claims arising out of or relating to whether, and upon which terms and conditions, any such employees are offered employment by Hotel Buyer or Manager or its Affiliate, or are hired or not hired by Hotel Buyer or Manager or its Affiliate, or which may otherwise exist before or after the Closing regarding the employment of employees at the Hotel by Hotel Buyer or Manager or its Affiliate (“Hotel Buyer or Manager or its Affiliate’s Employee Obligations”).

PURCHASE AND SALE AGREEMENT

9.11.3      Hotel Buyer or Manager or its Affiliate shall: (i) credit Rehired Employees with their original date of hire by Hotel Sellers for purposes of any length of service requirements, waiting periods, vesting periods, or differential benefits based on length of service in any benefit plan established or maintained by or on behalf of Hotel Buyer or Manager or its Affiliate for which such Hotel Employees or their dependents or spouses may be eligible after the Closing, such that Hotel Sellers shall not have any COBRA obligations for Rehired Employees hired by Hotel Buyer or Manager or its Affiliate, and (ii) ensure that any pre-existing conditions, restrictions or waiting periods under any benefit plan established by or on behalf of Hotel Buyer or Manager or its Affiliate providing medical, dental, vision, or prescription drug coverage or benefits are waived to the extent necessary to provide immediate coverage for Hotel Employees who are hired for the Hotel following termination of such Hotel Employees’ coverage under the benefit plans maintained by or on behalf of Hotel Sellers, such that Hotel Sellers shall not have COBRA obligations for any such Rehired Employees.

9.11.4      401(k) Plan.  Effective as of the Closing Date, Hotel Buyer or Manager or its Affiliate shall establish or designate a defined contribution retirement plan which is qualified or eligible for qualification under Section 401(a) of the Code (the “New 401(k) Plan”) and which is substantially similar to the existing employee benefit plan employed by Hotel Sellers (the “Hotel Sellers’ 401(k) Plan”), subject to the following.  Each Rehired Employee who satisfies the eligibility requirements of the New 401(k) Plan shall become eligible to participate in the New 401(k) Plan on the date he or she is hired by Hotel Buyer or Manager or its Affiliate and shall be credited with eligibility service and vesting service for all periods of service with Hotel Sellers or any other entity if so credited with such service under Hotel Sellers’ 401(k) Plan.  Notwithstanding the foregoing, Hotel Sellers’ 401(k) Plan and the New 401(k) Plan shall be amended, as necessary, to provide that any Rehired Employees with an outstanding loan under Hotel Sellers’ 401(k) Plan shall be entitled to have such loan transferred to the New 401(k) Plan and Hotel Buyer or Manager or its Affiliate shall maintain such loan under the New 401(k) Plan; provided that, prior to the transfer of any such loan, Hotel Sellers shall have notified Hotel Buyer or Manager or its Affiliate if, to Hotel Sellers’ knowledge, such loan was not made or administered in accordance with the terms and provisions of Section 72(p) of the Code.  Until the time of such transfer, Hotel Buyer or Manager or its Affiliate shall make payroll deductions in respect of required payments under any such loan and forward such amounts to Hotel Sellers as payments on such loan.

9.11.5      Hotel Buyer or Manager or its Affiliate’s obligations under this Section 9.11 shall survive Closing.

9.12         Liquor Assets.

9.12.1      Hotel Buyer’s Application for New Liquor Licenses.

9.12.1.1                   Promptly following the execution of this Agreement but no later than the Closing Date, Hotel Buyer shall, at the SHR Parties’ sole cost and expense, prepare and file an application with each of the applicable Governmental Authorities for the transfer of the existing Liquor Licenses at the Hotels or for the issuance of new Liquor Licenses.  Simultaneous with the filing of such applications for transfer of the Liquor Licenses, if obtainable under local liquor law, the SHR Parties shall file with each of the applicable Governmental Authorities an application for a temporary retail permit allowing Hotel Buyer to continue the operation of the business from and after the Closing and until the transfer (or re-issuance) of the Liquor Licenses occurs.

PURCHASE AND SALE AGREEMENT

9.12.1.2                   Hotel Sellers shall reasonably cooperate with the SHR Parties (at no cost or liability to Hotel Sellers or any Affiliate of Hotel Sellers), and shall use reasonable efforts to cause the Liquor Licensees to fully cooperate with the SHR Parties (at no cost or liability to the Liquor Licensees or any of their Affiliates) as the SHR Parties may reasonably request to effect the transfer of the Liquor Licenses or effectuate the issuance of new Liquor Licenses to Hotel Buyer or its nominee, including, without limitation, providing and/or executing such commercially reasonable and customary forms, certificates, agreements or other documents in the form required by the relevant liquor board or licensing authority and, to the extent required under applicable Governmental Regulations, establishing any necessary escrow arrangements, to (i) transfer and/or surrender current Liquor Licenses, (ii) issue new Liquor Licenses to Hotel Buyer or its nominee and (iii) transfer closed Liquor Inventory where lawfully permitted.

9.12.1.3                   If any of the existing Liquor Licenses are required for liquor operations at the Hotels subsequent to the Closing, such circumstance in no way creates, or is intended to create, a relationship of agency, partnership or joint venture between Hotel Sellers, Manager and the SHR Parties (or any of their respective Affiliates) for operations at the Hotels, including liquor operations at the Hotels.

9.12.1.4                   Provided the SHR Parties have received all required and appropriate permits and licenses, the Liquor Inventory at the Hotels (to the extent same is owned by Liquor Licensees and exists as of the Closing) shall be transferred to the SHR Parties concurrently upon the Closing as part of the Hotels.

9.12.2      Transfer of Liquor Inventory.

9.12.2.1                   The foregoing notwithstanding, in the event Hotel Buyer or its Affiliate has not been issued a Liquor License for the Hotels by the Closing and, as a result thereof, (i) Hotel Buyer or its Affiliates may not lawfully take title to the Liquor Inventory at the Hotel on the Closing Date, and (ii) Manager or an Affiliate of Hotel Seller retains title to the Liquor Inventory during the term of the Interim Liquor Agreement, Hotel Sellers shall cause Manager or Hotel Sellers’ Affiliate to convey such Liquor Inventory to Hotel Buyer or its Affiliate at such future time as Hotel Buyer or its Affiliate is issued a Liquor License; it being agreed that in such instance until the conveyance of the Liquor Inventory can be lawfully made to Hotel Buyer or its Affiliates, the existing Liquor Inventory shall continue to be held by the existing Liquor Licensee under the Interim Liquor Agreement and used for the benefit of the SHR Parties and the Hotels.  In the event the circumstances described in the immediately preceding sentence occur with respect to the Hotels, the transfer or assignment to Hotel Buyer or its Affiliate at Closing of the Liquor Inventory at the Hotels shall not be deemed or construed to be a condition to the obligations of either Hotel Sellers or the SHR Parties hereunder.

PURCHASE AND SALE AGREEMENT

9.12.2.2                   Notwithstanding any other provision of this Agreement, the Liquor Inventory shall be sold and transferred to Hotel Buyer only in such manner as complies with applicable Governmental Regulations, including alcoholic beverage control laws and the terms of the Liquor Licenses.  If applicable law requires that the Liquor Inventory at the Hotels (or any other aspect of the liquor operations of the Hotels) be transferred in a transaction separate and apart from the sale and purchase of the Hotels, then:  (A) such Liquor Inventory shall be excluded from the Inventory sold as part of the Hotels under this Agreement, and (B) the SHR Parties shall in good faith negotiate with the applicable Liquor Licensee (and Hotel Sellers, if not such Liquor Licensee, shall use commercially reasonable efforts to cause such Liquor Licensee to negotiate in good faith with the SHR Parties) a separate agreement and escrow incorporating the provisions of Section 9.12.3, to close as soon as reasonably practicable, for the sale of the Liquor Inventory and the transfer of the liquor operations to Hotel Buyer or its nominee.

9.12.3      Interim Liquor Arrangements.  In the event that Liquor Licenses have not been issued to Hotel Buyer at Closing for the Hotels and at Hotel Buyer’s request and provided same is permitted pursuant to applicable Governmental Regulations, Hotel Sellers shall use commercially reasonable efforts to cause the Liquor Licensees to enter into a lease, concession agreement or other arrangement (the “Interim Liquor Agreements”) in form and substance reasonably satisfactory to Hotel Sellers and such Liquor Licensees, which shall commence as of the Closing for a term of 180 days (or shorter, as Hotel Buyer may elect), and contain other commercially reasonable terms reasonably approved by Hotel Buyer and the applicable Liquor Licensee, under which the applicable liquor operations and the Hotels would continue to be operated under the now-existing Liquor Licenses until such time as all necessary approvals have been granted and Hotel Buyer or its nominee is able lawfully to take over the Hotels and applicable liquor operations or expiration of the term whichever first occurs.  Hotel Buyer shall execute and deliver an indemnification agreement substantially in the form of Exhibit “H” attached hereto pursuant to which Hotel Buyer shall reimburse and indemnify Hotel Sellers and each of Hotel Seller Indemnitees and the Liquor Licensees for any Claims incurred by them in connection with any Interim Liquor Agreement entered into in accordance with this Section 9.12.3.  To the maximum extent permitted by applicable Governmental Regulations, any such arrangement shall be structured so as to preserve to Hotel Buyer or Hotel Sellers the economic or other benefits of the Transactions and, in any event, so as to indemnify Hotel Sellers and the Liquor Licensees, any personal signatory and the holder of any existing Liquor License from and against any Claim related to the licensed activities after Closing.  This Section 9.12.3 shall survive the Closing.

9.13         Access to Information and Cooperation.  Hotel Buyer shall provide Hotel Sellers and their professional advisors with reasonable access to the books and records of the Hotels (i) if reasonably required in connection with any litigation, investigation, tax audit, discovery or similar proceeding (excluding any proceeding in which Hotel Buyer or any of its Affiliates are adverse to Hotel Sellers or any of its Affiliates), or in the preparation of tax returns, and (ii) as may be necessary in order to enable Hotel Sellers and their professional advisors to investigate claims for indemnification under Article VIII hereof, and to exercise fully all rights they may have in connection with such claims.  Within 60 days of the Closing, Hotel Buyer shall provide to Hotel Seller a financial reporting package relating to the Hotels (comprised of the summary operating statement, summary profit and loss statement, cash flow statement, balance sheet, capital expenditure report, and, in the case of the FSJH Hotel, the summary operating statement – residential rentals) for the period from January 1, 2011 through to the Closing.   Hotel Seller shall also be permitted to reasonably request such additional details to support the information contained in such financial reporting package.  If Hotel Sellers shall request the assistance (including testimony) of employees of Hotel Buyer in connection with any litigation, investigation, tax audit, discovery, similar proceeding or claim, Hotel Buyer shall make such employees available for a reasonable period of time and Hotel Sellers shall pay reasonable appearance fees and expenses of such employees.

PURCHASE AND SALE AGREEMENT

ARTICLE X
POST-CLOSING COVENANTS OF STRATEGIC

10.1         Form D and Blue Sky Laws.  To the extent required by applicable law, Strategic shall file a Form D with respect to the Shares as required under Regulation D and provide a copy thereof to the WB Parties after the filing.  Strategic shall take such action as Strategic reasonably determines is necessary in order to obtain an exemption for or to qualify the Shares for issuance to the WB Parties at the Closing pursuant to this Agreement under applicable securities or “Blue Sky Laws (or to obtain an exemption from such qualification).  To the extent required by applicable law, Strategic shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or Blue Sky Laws following the Closing Date.

10.2         Board Seat.

10.2.1      One-Time Right of Appointment.  If PIPE Purchaser or its Affiliates so desire, Strategic shall, consistent with and subject to Maryland General Corporation Law (“MGCL”), acting through the SHR Board, appoint one person, acceptable to Strategic (a “WB Appointee”), to the SHR Board on or after the later of (i) June 1, 2011 or (ii) the Closing Date; provided, however, that such one-time appointment right terminates (A) after the initial appointment of a WB Appointee or (B) on the earlier of such time as the WB Parties and their Affiliates collectively own less than (other than as a result of splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (i) the number of Shares received by the WB Parties in the Transactions or (ii) an aggregate of 5% of Strategic’s outstanding Common Stock on a fully diluted basis assuming the conversion, exercise and exchange of outstanding convertible, exercisable or exchangeable securities.  For the avoidance of doubt, Geoffrey Beattie shall be an acceptable and approved WB Appointee.

10.2.2      Nomination Right.  In addition, commencing after any appointment of a WB Appointee in accordance with Section 10.2.1 until the earlier of such time as the WB Parties and their Affiliates collectively own less than (other than as a result of splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (i) the number of Shares received by the WB Parties in the Transactions or (ii) an aggregate of 5% of Strategic’s outstanding Common Stock on a fully diluted basis assuming the conversion, exercise and exchange of outstanding convertible, exercisable or exchangeable securities, if PIPE Purchaser or its Affiliates so desire, Strategic shall, consistent with and subject to the MGCL, acting through the SHR Board, nominate for election to the SHR Board, one representative designated by PIPE Purchaser or its Affiliates, and reasonably acceptable to Strategic, at each annual meeting of Strategic’s stockholders.  For the avoidance of doubt, Geoffrey Beattie shall be an acceptable and approved nominee.

PURCHASE AND SALE AGREEMENT

ARTICLE XI
TERMINATION

11.1         Termination Events.  This Agreement may, by notice given prior to the Closing, be terminated:

11.1.1      by either the SHR Parties or the WB Parties if a material breach or default of any provision of this Agreement has been committed by the other parties which would make the conditions to this Agreement incapable of being satisfied; provided that neither party may terminate this Agreement prior to the Outside Closing Date if the breaching or defaulting party has not had an adequate opportunity to cure such breach or default within a reasonable period of time but no later than the Outside Closing Date;

11.1.2      by mutual consent of the SHR Parties and the WB Parties; or

11.1.3      by either the SHR Parties or the WB Parties, if the Closing has not occurred on or before the Outside Closing Date or such later date as the parties may agree upon.

11.2         Effect of Termination.  Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies.  If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that this Section 11.2, Section 4.4, Section 8.1, Section 8.3, Article XII, and Article XIII shall survive; provided, however, that if this Agreement is terminated by the SHR Parties or the WB Parties because of the breach or default of the Agreement by any of the other parties or because one or more of the conditions to the terminating parties’ obligations under this Agreement is not satisfied as a result of any of the other parties’ failure to comply with its obligations under this Agreement, the terminating parties’ right to pursue all legal remedies shall survive such termination unimpaired; provided, further, that if this Agreement is terminated by the WB Parties because of the breach or default of the Agreement by the SHR Parties or because one or more of the conditions to the WB Parties’ obligations under this Agreement is not satisfied as a result of any of the SHR Parties’ failure to comply with its obligations under this Agreement, Strategic will amend Section 9 (Standstill) of the Confidentiality Agreement dated as of February 7, 2011, by and between Strategic Hotels & Resorts, Inc. and The Woodbridge Company Limited to limit the “standstill” period to one year.

PURCHASE AND SALE AGREEMENT

ARTICLE XII
BROKER’S COMMISSIONS

12.1         Broker.  With the exception of Perella Weinberg Partners LP (“Broker”), the WB Parties and the SHR Parties hereby represent to the other that they have not engaged any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein.  Hotel Sellers have engaged Broker to provide services to Hotel Sellers in connection with the sale of the Hotels and shall pay a fee to Broker pursuant to the terms and conditions of a separate written agreement between Hotel Sellers and Broker.  The WB Parties and the SHR Parties shall indemnify and save and hold each other harmless from and against all claims, suits, damages and costs incurred or resulting from the claim of any Person, that a commission, fee or remuneration is due in connection with the Transactions.  The provisions of this Section 12.1 shall survive any termination of this Agreement.
ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1         Attorneys’ Fees.  If any action or claim is made by any party hereto against the other relating to this Agreement or the subject matter hereof, the Prevailing Party shall be entitled to its reasonable attorneys’ fees and legal expenses, including all reasonable fees, costs and expenses incurred in any appellate or bankruptcy proceedings, or in any post-judgment proceedings to collect or enforce any judgment.  This provision for the recovery of post-judgment fees, costs, and expenses is separate and several and shall survive the merger of this Agreement into any judgment.  The term “Prevailing Party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

13.2         Entire Agreement Amendments and Waivers.  This Agreement, together with each of the Exhibits and Schedules attached hereto, contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement and such Exhibits and Schedules to govern and for all prior negotiations, drafts, and for other extrinsic communications, whether oral or written, to have no significance or evidentiary effect.  The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified except by an instrument in writing duly executed by the party to be bound thereby.  The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but the SHR Parties and the WB Parties fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court, arbitrator, mediator, or other authority involved in resolving any dispute arising in connection with this Agreement or the matters contemplated herein.

13.3         Governing Jurisdiction.

13.3.1      Governing Law.  This Agreement shall be construed under and in accordance with the laws of the State of New York, without regard to the law of conflicts of laws.  The parties hereby submit to the jurisdiction of any United States Federal District Court sitting in New York County, New York (“Court”), over any suit, action or proceeding arising out of or relating to this Agreement, and agree that any such suit, action or proceeding shall be brought or commenced solely in such Court.  Each party to this Agreement irrevocably waive, to the fullest extent permitted by law, any objection that it or they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such Court and any claim that any such suit, action or proceeding brought in such Court has been brought in an inconvenient forum.  Any judgment in any such suit, action or proceeding may be entered, filed, registered and enforced in any federal or state court by entry, filing and/or registering of such judgment, by a suit upon such judgment or as otherwise permitted by applicable law.  Final judgment in any such suit, action or proceeding brought in any such Court shall be conclusive and binding upon the SHR Parties and the WB Parties.

PURCHASE AND SALE AGREEMENT

13.3.2      Waiver of Jury Trial.  To the fullest extent permitted by law, the SHR Parties and the WB Parties hereby forever waive the right to trial by jury in the event of any suit, action or proceeding arising out of or relating to this Agreement or any of the instruments delivered in connection therewith, and agree that any such suit, action, or proceeding shall be tried by the Court.

13.4         Counterparts.  This Agreement may be executed in any number of duplicate counterparts (facsimile signatures sent and exchanged as provided in Section 13.6 being acceptable to the parties), each of which shall constitute an original, but all of which together shall constitute one and the same agreement.

13.5         Headings.  The section headings herein contained are for purposes of identification only, and shall not be considered in construing this Agreement.

13.6         Notices.  Any notice which a party is required or may desire to give the other shall be in writing and shall be sent either (a) by United States registered or certified mail, return receipt requested, postage prepaid, or (b) by a generally recognized overnight carrier regularly providing proof of delivery, or (c) by facsimile, provided that the sender’s facsimile machine produces an accurate report of the date and time of transmission and a hard copy of the transmittal is also delivered to the addressee via one of the methods set forth in clauses (a) or (b) above; any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To the SHR Parties:	with a copy to:

200 West Madison Street	Perkins Coie LLP
Suite 1700	131 South Dearborn Street, Suite 1700
Chicago, Illinois 60606	Chicago, Illinois
United States	United States
Attention: General Counsel	Attention: Daniel Marre, Esq.
Telephone: (312) 658-5020	Telephone: (312) 324-8632
Facsimile: (312) 658-5799	Facsimile: (312) 324-9632
E-Mail: pmaggio@strategichotels.com	E-mail: dmarre@perkinscoie.com

PURCHASE AND SALE AGREEMENT

To the WB Parties:	With a copy to:

c/o The Woodbridge Company Limited	Paul, Hastings, Janofsky & Walker LLP
65 Queen Street West	75 East 55th Street
Suite 2400	Park Avenue Tower
Toronto, Ontario M5H 2M8	New York, New York
Canada	United States
Attention: Vice President and General Counsel	Attention: Mark Schonberger
Telephone: (416) 364-8700	Telephone: (212) 318-6859
Facsimile: (416) 365-9293	Facsimile: (212) 230-7747
E-Mail: slerchs@woodbridge.com	E-mail: markschonberger@paulhastings.com

Any notice so given by mail or overnight courier shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be.  Any notice so given by facsimile shall be deemed to have been given as of the date and time of transmission as evidenced by the transmission report generated by the sender’s facsimile machine, provided that a hard copy of the transmittal is also delivered to the addressee via one of the methods set forth in clauses (a) or (b) above within 72 hours of such telecopy transmission.

13.7         Rules of Construction.  The plural or singular of any defined term shall have a meaning correlative to such defined term.  The words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references contained herein shall refer to articles or sections hereof or Schedules or Exhibits hereto unless otherwise expressly provided herein.  The words “include” and “including” shall be deemed to be followed by “without limitation” where such phrase is not expressly stated.  The word “or” shall not be deemed or construed to connote or imply mutually exclusive alternatives, unless the context clearly requires such exclusivity.

13.8         Partial Validity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law unless the deletion of the invalid or unenforceable portion thereof shall cause a material deviation from the original purpose and intent of this Agreement.

13.9         Waivers.  No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

PURCHASE AND SALE AGREEMENT

13.10       Exculpation of Parties.  Except as otherwise set forth herein, in the event of any action or other dispute arising in connection with this Agreement, each party hereto agrees that no action shall be taken against any individual director, officer, employee, member, shareholder, or partner of such party or any Affiliate of such party, the parties hereby expressly covenanting and agreeing that no such person shall have any personal liability under or in connection with this Agreement or any matter connected therewith, and each party hereto hereby forever waives any right to bring any action against any such person.

13.11       Limitation of Liability.  The liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages.  The provisions of this Section 13.11 shall survive the termination of this Agreement.

13.12        Discharge of Obligations.  The acceptance of the Deeds by Hotel Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Hotel Sellers herein and every agreement and obligation on the part of Hotel Sellers to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

13.13       Incorporation of Schedules and Exhibits.  All references to Section numbers refer to Sections of this Agreement, all references to Schedules refer to the Schedules attached to this Agreement, and all references to Exhibits refer to Exhibits attached to this Agreement, and all such Schedules and Exhibits are incorporated herein by reference.

13.14       Joint Product of Parties.  This Agreement is the result of arms-length negotiations between the SHR Parties and the WB Parties and their respective attorneys.  Accordingly, no one party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against any party.

[SIGNATURES ON FOLLOWING PAGE]

PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“HOTEL SELLERS”	FS JACKSON HOLE DEVELOPMENT
COMPANY LLC,
a Delaware limited liability company

	By:	/s/ Deborah Barrett
		Name:	Deborah Barrett
		Its:	President

EAST PALO ALTO HOTEL DEVELOPMENT LLC,

a Delaware limited liability company

By:	/s/ Deborah Barrett
	Name:	Deborah Barrett
	Its:	President

“PIPE PURCHASER”	TWCL US, INC.,
a Delaware corporation

	By:	/s/ Deborah Barrett
		Name:	Deborah Barrett
		Its:	Vice-President and Treasurer

“HOTEL BUYER”	SHR JACKSON HOLE, LLC,
a Delaware limited liability company

	By:	/s/ Diane M. Morefield
		Name:	Diane M. Morefield
		Its:	Chief Financial Officer

PURCHASE AND SALE AGREEMENT
Signature Page

SHR PALO ALTO, LLC,
a Delaware limited liability company

By:	/s/ Diane M. Morefield
	Name:	Diane M. Morefield
	Its:	Chief Financial Officer

“SH FUNDING”	STRATEGIC HOTEL FUNDING, L.L.C.,
a Delaware limited liability company

	By:	/s/ Diane M. Morefield
		Name:	Diane M. Morefield
		Its:	Chief Financial Officer

“STRATEGIC”	STRATEGIC HOTELS & RESORTS, INC.,
a Maryland corporation

	By:	/s/ Diane M. Morefield
		Name:	Diane M. Morefield
		Its:	Chief Financial Officer

PURCHASE AND SALE AGREEMENT
Signature Page

GLOSSARY OF TERMS

“Accounts Payable” means all amounts, accrued or otherwise, owed by Hotel Seller or by Manager as agent of Hotel Seller as of the Closing Date and arising out of the ownership, operation and/or management of the Hotels, including, without limitation, the following:  unpaid charges for utilities; amounts payable to creditors from whom Inventories, FF&E, Operating Supplies and other items or services that have been purchased in connection with the ownership or operation of the Hotels and provided to the Hotels prior to or after the Closing Date; provided, however, the term Accounts Payable does not include Booking Deposits or Tenant Deposits.

“Accounts Receivable” means all amounts, accrued or otherwise, owed to Hotel Seller (or to Manager as agent of Hotel Seller) as of the Closing Date and arising out of the ownership or operation of the Hotels, whether or not past due and whether or not a bill or statement has been presented to the Person or entity owing such amount, including without limitation the following:  lease rentals, percentage rentals, escalation rentals, operating cost pass-throughs and all other sums and charges payable by tenants under the Tenant Leases; room, food and beverage charges (other than for alcoholic beverages); telephone or telecopy charges; valet charges; charges for other services or merchandise; charges for banquets, meeting rooms, catering and the like; sales, use and occupancy taxes due from the consumers of goods and services; amounts owed from credit card companies pursuant to signed credit card receipts, whether or not such credit card receipts have been delivered by Hotel Seller (or Manager as agent of Hotel Seller) to the applicable credit card companies; and deposits or prepayments made by or held for the account of Hotel Seller (including any utility deposits, and any deposits or prepayments made by Manager for the account of Hotel Seller).

“Acknowledgement Letters” has the meaning given to it in Section 4.1.5.

“Additional Shares” has the meaning given to it in Section 2.2.

“Additional Shares Purchase Price” has the meaning given to it in Section 2.2.

“Affiliate” means with respect to a Person or entity, all persons or entities that, directly or indirectly, control, are controlled by, or under common control with, such person or entity; or, with respect to a person or entity, all persons or entities that, directly or indirectly, own, are owned by or under common ownership with, such person or entity.

“Agreement” has the meaning given to it in the Preamble of this Agreement.

“Asset Management Agreement” has the meaning given to it in Recital B.

“Asset Manager” has the meaning given to it in Recital B.

“Asset Manager’s Key Personnel” means (i) Laurence Geller, (ii) Richard J. Moreau, (iii) Paula Maggio, and (iv) Ken Barrett.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Asset Manager’s Knowledge” has the meaning given to it in Section 8.5.

“Assignment and Assumption of Declarant’s Rights and HOA Interests” has the meaning given to it in Section 5.2.1.7.

“Assignment of Transferable Permits and Assumed Contracts” has the meaning given to it in Section 5.2.1.3.

“Assumed Contracts” means all contracts relating to the ownership, operation or management of the Hotels (i) within the possession or Knowledge of Asset Manager or Hotel Buyer, (ii) delivered to Hotel Buyer by Hotel Sellers, or (iii) listed on Schedule 4, including, without limitation, the Management Agreements, Equipment Leases, Tenant Leases, Service Contracts and Bookings relating thereto and the Condominium Documents.

“Assumed Liabilities” means all obligations and liabilities of Hotel Owners arising as a result of or otherwise related to or in connection with the development, ownership, operation and/or management of the Hotels as of the Closing Date, whether the same exist or arise and/or relate in any way to events or omissions (including those giving rise to personal injury and/or property claims and/or any other litigation or dispute) that occurred at, on or in the Hotels before, on or after the Closing Date and whether known or unknown to Hotel Sellers as of the Closing Date including, without limitation, the following: (i) obligations under Sections 9.7, 9.8, 9.9 and 9.12, (ii)  litigation or disputes with respect to the HOA’s or any Condominium Owner or Timeshare Owner including but not limited to any litigation or disputes with respect to the Condominium Documents or the operation or accounts of the HOA’s, (iii) the physical condition of the Hotels including but not limited to any construction defects, faults, errors, omissions or other conditions, latent or otherwise, whether known or unknown or arising prior to or after the Closing Date, (iv) Assumed Contracts, including, without limitation, all third party obligations of “Owner” under the foregoing, (v) all taxes, levies and assessments levied against the Hotels, including without limitation, Sales Tax, all real and personal property taxes, assessments and special district levies, and all room occupancy and use taxes due and payable with respect to the operation of the Hotels, (vi) any tax (including any tax payable in connection with the purchase by Hotel Buyer of FF&E, Personal Property and all other items for which tax is or may be payable) or statutory bulk sale or similar requirements applicable to the Hotels Transaction, (vii) all obligations with respect to Accounts Payable or other trade payables and other obligations and liabilities of Hotel Sellers for Hotel goods or services, (viii) the Employee Liabilities (ix) the Environmental Liabilities, (x) subject to the Acknowledgement Letter, funding of the Hotel’s FF&E reserves under the Management Agreements; (xi) pre-paid rents or other amounts under the Tenant Deposits and Booking Deposits; and (xii) HOA Interests.

“Bill of Sale” has the meaning given to it in Section 5.2.1.2.

“Blue Sky Laws” has the meaning given to it in Section 7.3.5.

“Booking Deposit” means all room reservation deposits, public function, banquet, food and beverage deposits and other deposits or fees for Bookings relating thereto.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Bookings” means any contracts or other written commitments for the future use of guest rooms, banquet facilities, meeting or convention rooms, or other Hotel facilities and off-site catering for which a Booking Deposit has been received by Hotel Seller (or Manager as agent of Hotel Seller), or for which a written proposal has been made by or on behalf of Hotel Seller (or Manager as agent of Hotel Seller) and accepted by the recipient of such proposal or for which a written proposal has been received and accepted by or on behalf of Hotel Seller (regardless of whether a Booking Deposit has been received), for any period after the Closing Date.

“Broker” has the meaning given to it in Section 12.1.

“Business Days” means all days except Saturdays, Sundays and all other days banks regulated under United States federal law or New York state law are permitted to be closed.

“California WARN Act” has the meaning given to it in Section 9.11.1.

“Cash-on-Hand” means the cash-on-hand at Hotel as of the Closing Date.

“CERCLA” has the meaning given to it in Section 9.5.1.

“Certificate of Completion” has the meaning given to it in Section 4.3.4.

 “Claims” means, individually and collectively, any and all loss, cost, expense, claim, damage, liability, obligation, action, cause of action, judgment, or injunction or other equitable judicial action (including, without limitation, any and all reasonable attorneys’ fees, court costs, and disbursements included in or attributable to any of the foregoing).

“Closing” has the meaning given to it in Section 5.1.

“Closing Date” has the meaning given to it in Section 5.1.

“COBRA” means Title X of the Consolidated Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Common Stock” has the meaning given to it in Recital D.

“Condominium Documents” means (i) all condominium maps, condominium plans, plats, Declarations, bylaws, rules and regulations, reservation rules, declarations of annexation, declarations of deannexation, filings, registrations, forms of rental program agreements, plans, the applications for any timeshare or subdivision public report, public offering statement, property report or property disclosure document, and all other documents pertaining to the sale, approval and establishment of a condominium regime or timeshare regime affiliated with the Hotel and in the possession or control of Hotel Seller, including, without limitation, those materials set forth on Schedule 10 and (ii) all documents pertaining to the HOA’s including but not limited to any management agreements, license agreements, subsidy agreements, use agreements, voting agreements, bylaws, articles of incorporation, resolutions of the HOA’s or of their respective boards of directors, certificates of secretary, notices of action, minute books and other records of the HOA’s and any budgets and reserve studies applicable to the HOA’s, including, without limitation, those materials set forth on Schedule 10.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

 “Condominium Owner” and “Condominium Owners” means the owner of a Condominium Unit.

“Condominium Unit” and “Condominium Units” means the condominium units located at the Hotel.

 “Court” has the meaning given to it in Section 13.3.1.

“Declarant Rights” means all rights of Hotel Seller, to the extent transferable, under the Declarations.

“Declarations” means, collectively (i) that certain Amended and Restated Resort Declaration of Covenants, Conditions and Restrictions for FS-JH Resort dated, May 28, 2004, recorded on June 22, 2004 in Book 555 at Pages 939-1056 in the County Recorder’s Office of Teton County, Wyoming, as amended by that certain First Amendment to Amended and Restated Resort Declaration of covenants, Conditions and Restrictions for FS-JH Resort dated November 10, 2004 and recorded on December 8, 2004 in Book 573 at Pages 732-734, (ii) that certain Condominium Declaration of Covenants, Conditions and Restrictions for FS-JH Condominiums, dated November 18, 2003 and recorded on November 21, 2003 in Book 532 at Pages 735-825 in the County Recorder’s Office of Teton County, Wyoming, as amended by that certain First Amendment to Condominium Declaration of Covenants, Conditions and Restrictions for FS-JH Condominiums dated May 28, 2004 and recorded on June 22, 2004 in Book 555 at Pages 936-938 in the County Recorder’s Office of Teton County, and as further amended by that certain Second Amendment to Condominium Declaration of Covenants, Conditions and Restrictions for FS-JH Condominiums dated November 10, 2004 and recorded on December 8, 2004 in Book 573 at Pages 735-737 in the County Recorder’s Office of Teton County, and (iii) that certain Residence Club Declaration of Covenants, Conditions and Restrictions for FS-JH Residence Club, dated November 18, 2003, recorded on November 21, 2003 in Book 532 at Pages 826-918 in the County Recorder’s Office of Teton County, Wyoming.

“Deeds” has the meaning given to it in Section 5.2.1.1.

“Demand” has the meaning given to it in Section 8.1.1.

“Documents and Materials” has the meaning given to it in Section 3.1.

“Employee Liabilities” means (i) claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees, including, without limitation, any and all liability caused by the failure of Hotel Buyer to comply with its obligations as provided under Section 9.11; (ii) any claim arising under the Family and Medical Leave Act or other state leave of absence statute made by someone on a statutorily approved leave of absence at the time of Closing; (iii) any alleged discrimination, breach of contract or other wrongful termination (under federal statutes, state statutes or common law); (iv) any alleged right to workers’ compensation benefits, unemployment compensation or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund; (v) the salaries and related benefits that are payable to any Hotel Employees for work performed at the Hotels, whether such work was performed prior to or following the time of Closing, regardless of whether such persons are employees of Hotel Sellers, Hotel Buyer or Manager; (vi) benefits with respect to the assets of Hotel Sellers’ 401(k) Plan; (vii) all loss, expense (including reasonable attorneys’ fees and disbursements incurred to enforce this indemnity), damage and liability resulting from any COBRA claims or obligations arising in respect of Rehired Employees or their dependents or spouses and any claims or disputes with Rehired Employees or their dependents or spouses regarding employee benefits; (viii) any claims or liability arising from or under any employee benefit plan applicable to any Rehired Employee or any other employee hired by Hotel Buyer or Manager or its Affiliate, to the extent that any such claim or liability relates solely to any period of employment from and after the Closing; (ix)  any claims or liabilities arising under ERISA; and (x)  any causes of action, damages, complaints, judgments, orders and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Seller-Related Parties on account of any violation of Employment Laws by Hotel Buyer or Manager its Affiliate.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

 “Employment Laws” means the National Labor Relations Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Vocational Rehabilitation Act of 1973, the WARN Act and/or with respect to the FSSV Hotel the California WARN Act (other than as expressly provided in Section 9.11), California State Wage/Hour laws, the California Fair Employment and Housing Act, the California Labor Code and with respect to the FSJH Hotel Wyoming Statutes Sec. 27-1-101 through Sec. 27-14-806, and/or any other applicable federal or state employment statutes, rules and regulations.

“Environmental Laws” means all applicable statutes, rules, regulations, decisions or orders of any Governmental Agency or any court domestic or foreign, relating to use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances.

“Environmental Liabilities” means all matters, claims, suits, allegations, judgments, fines, and penalties arising from events arising out of the physical condition, valuation or utility of the Hotel Properties whether prior to of after the Closing, including, without limitation, any matter arising from, or relating to the existence of, Hazardous Materials or the violation or enforcement of Environmental Laws in connection with the Hotel Properties or operation thereof.

“ERISA” means the Employment Retirement Income Security Act of 1974.

“Equipment Leases” means all leases, rental and other agreements to which Hotel Seller (or Manager as agent of Hotel Seller) are parties for the use of any of the FF&E at the Hotels, including, without limitation, those which are currently identified on Schedule 5, to the extent assignable to Hotel Buyer by Hotel Seller (or Manager as agent of Hotel Seller).

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Exchange Act” has meaning given to it in Section 7.2.10.

“FCPA” has the meaning given to it in Section 7.3.14.

“FF&E” means, the furniture, furnishings, fixtures and equipment installed or used and located in the Hotels as of the Closing Date, with such additions and deletions as may hereafter occur or may have previously occurred in the Ordinary Course; provided, however, that FF&E shall not include Operating Supplies, Inventories or Liquor Inventory.

“FIRPTA Affidavit” has the meaning given to it in Section 5.2.1.4.

“FSJH Hotel” has the meaning given to it in Recital A.

“FS Agreements” means all agreements between Manager and Hotel Sellers, including, without limitation, those agreements set forth on Schedule 10.

“FSSV Hotel” has the meaning given to it in Recital A.

“GAAP” has the meaning given to it in Section 7.3.8.

“Governmental Authority” and “Governmental Authorities” means any governmental or quasi-governmental body or agency having jurisdiction over the Hotels and/or Hotel Sellers.

“Governmental Regulations” means any laws, ordinances, rules, requirements, resolutions, rulings, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard deduction, disabled persons, zoning, fire code, operation of the Hotels (including Liquor Licenses and permits), the rental, registration, offer and sale of any Condominium Units and timeshare interests and the regulation and operation of the HOA’s) of any Governmental Authority bearing on the construction, alterations, rehabilitation, maintenance, use, operation or sale or other transfer of all or any portion of the Hotels.

“Hazardous Materials” has the meaning given to it in Section 9.5.2.

“HOA’s” means, collectively (i) FS-JH Residence Club Owners’ Association, Inc., a Wyoming non-profit mutual benefit association, (ii) FS-JH Condominium Owners’ Association, Inc., a Wyoming non-profit mutual benefit association, (iii) and FS-JH Resort Owners’ Association, Inc., a Wyoming non-profit mutual benefit association, and (iv) The University Circle Owners Association at Palo Alto.

“HOA Interests”  means all of Hotel Seller’s right, title and interest in and to the HOA’s and any other owner’s association affiliated with the Hotel and any real or Personal Property owned by the HOA’s.

“Hotel” and “Hotels” has the meaning given to it in Recital A and includes the following with respect to each Hotel:  (i) the Hotel Property and all buildings, structures, fixtures, landscaping and other Improvements constructed on or affixed thereto; (ii) the Service Contracts, Equipment Leases and Intangibles related thereto, if and to the extent such items are assignable; (iii) the FF&E, Operating Supplies and Personal Property related thereto; (iv) the Tenant Leases (including obligations with respect to any prepaid rents or other amounts under the Tenant Leases), Bookings, Tenant Deposits and Booking Deposits; (v) all books and records relating to the operation of the Hotel in the possession or control of Hotel Seller (or Manager as agent of Hotel Seller) to the extent assignable or to the extent that the necessary approvals for the assignment thereof to Hotel Buyer can be reasonably obtained in accordance with the terms and conditions of this Agreement; (vi) the Licenses and Permits to the extent assignable or to the extent that the necessary approvals for the assignment thereof to Hotel Buyer can be reasonably obtained prior to the Closing Date at no cost to Hotel Seller and all transferable licenses, franchises and permits owned by Hotel Sellers and used in or relating to the ownership, occupancy or operation of the Hotel Properties, the Improvements or the Personal Property or any part thereof, subject to Hotel Buyer’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement; (vii) Assumed Liabilities; (viii) the Condominium Documents, to the extent assignable; (ix) the Declarant’s Rights, to the extent assignable; (x) the HOA Interests, to the extent assignable; (xi) all Accounts Receivable, Inventories and Cash-on-Hand (provided that, for the avoidance of doubt, Cash-on-Hand shall specifically include those certain Hotel Sellers’ accounts identified on Schedule 12(a), and shall specifically exclude, including without limitation, those certain Hotel Sellers’ corporate cash accounts identified on Schedule 12(b); (xii) all assignable existing warranties and guaranties (expressed or implied) issued to Hotel Sellers in connection with the Improvements or the Personal Property; (xiii) all assignable telephone numbers, post office boxes, signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Hotel Properties and the Personal Property; and (xiv) all assignable websites and domains used exclusively for the Hotels, including access to the file transfer protocol files of the websites to obtain website information and content pertaining to the Hotels.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Hotel Buyer” has the meaning given to it in the Preamble of this Agreement.

“Hotel Buyer or Manager or its Affiliate’s Employee Obligations” has the meaning given to it in Section  9.11.2.

“Hotel Employees” has the meaning given to it in Section 9.11.1.

“Hotel Property” and “Hotel Properties” means each parcel of land more particularly described in Exhibit ”A” attached hereto, including, without limitation, to the extent owned by a Hotel Seller and transferable to Hotel Buyer, all minerals, oil, gas and other hydrocarbon substances on and under the Hotel Property, as well as all development rights, air rights, water, water rights and water stock relating to the Hotel Property, and any other easements, rights of way or appurtenance used in `connection with the beneficial use and enjoyment thereof.

“Hotels Purchase Price” has the meaning given to it in Section 2.1.

“Hotel Seller” and “Hotel Sellers” has the meaning given to it in the Preamble of this Agreement.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Hotel Seller Indemnitees” means each Hotel Seller, their respective Affiliates, Manager and each of their respective successors and assigns, and their respective officers, directors, shareholders, partners, members, employees and agents of each of them.

“Hotel Sellers’ 401(k) Plan” has the meaning given to it in Section 9.11.4.

“Hotel Sellers’ Key Personnel” means (i) W. Geoffrey Beattie and (ii) Deborah Barrett.

“Hotel Sellers’ Knowledge” has the meaning given to it in Section 8.4.

“Hotels Transaction” has the meaning given to it in Recital D.

“Improvements” means any alterations, additions, renewals, replacements and improvements to the Hotels.

“Intangibles” means any trademarks, service marks, copyrights, trademark, service mark and copyright registrations, applications for trademark and service mark registrations, business and trade names or logos, patent and patent applications related to the use and operation of the Hotels, to the extent assignable or to the extent that the necessary approvals for the assignment thereof can be reasonably obtained prior to the Closing Date at no cost to Hotel Seller; provided, however, in no event shall Intangibles shall include (i) the name “Four Seasons” or any other name, logo or design or other intellectual property owned or used by Manager, or (ii) any name, logo or design or other intellectual property owned by any tenant under any Tenant Lease, by Manager under the Management Agreements.

“Interim Liquor Agreements” has the meaning given to it in Section 9.12.3.

“Inventories” means food and beverage and retail merchandise held for sale or use at the Hotels, which, for purposes of this Agreement, shall be valued at Hotel Seller’s cost.  In no event shall Inventories include Operating Supplies, Personal Property or the Liquor Inventory.

“Knowledge” has the meaning given to it in Section 8.5.

“Licenses and Permits” means all licenses, permits and entitlements with respect to the Hotels, including, without limitation, those identified on Schedule 6.  In no event shall Licenses and Permits include the Liquor Licenses.

“Liens” means any lien, charge, claim, encumbrance, security interest, right of first refusal, pre-emptive right or other restrictions of any kind.

“Liquor Assets” means collectively, the Liquor License and the Liquor Inventory.

“Liquor Inventory” means all wine, beer, spirits and other alcoholic beverages located at the Hotels as of the Closing Date, with such additions and deletions as may hereafter occur or may have previously occurred in the Ordinary Course of business.

“Liquor License” and “Liquor Licenses” means all liquor licenses with respect to the Hotels, including, without limitation, those identified on Schedule 7.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Losses” has the meaning given to it in Section 8.1.

“Management Agreements” has the meaning given to it in Recital C.

“Management Agreement Assignments and Assumptions” has the meaning given to it in Section 4.2.2.

“Manager” has the meaning given to it in Recital C.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets, financial condition or operating results of such Person and its subsidiaries, taken as a whole; provided, however, with respect to Strategic, that any decrease in the trading price or volume of the Common Stock that occurs in the absence of a material adverse effect on any of the foregoing shall not, in itself, be deemed to be a “Material Adverse Effect.”

“MGCL” has the meaning given to it in Section 10.2.1.

“Money Laundering Laws” has the meaning given to it in Section 7.3.15.

“Municipal Development Agreements” means all municipal development agreements relating to the Hotels, including, without limitation, those identified on Schedule 11.

“New 401(k) Plan” has the meaning given to it in Section 9.11.4.

“New Title Matter” has the meaning given to it in Section 3.2.2.2.

“Operating Supplies” means all items owned or leased by Hotel Seller (or Manager as agent of Hotel Seller) on the Closing Date and used in the operation or maintenance of the Hotels and which are consumable (other than food and beverage and retail Inventories) or, when once used, are disposed of, including, without limitation, guest supplies, cleaning supplies, sales and marketing materials printed on letterhead and stationery, menus, paper supplies, utensils, and miscellaneous general supply items.

“Order” means any order, writ, judgment, injunction, decree, determination or award issued by a Governmental Authority.

“Ordinary Course” means the course of day-to-day operations of the Hotels in accordance with its current operating budget and in a manner which does not materially vary from the policies, practices and procedures which have generally characterized the operations of the Hotels during the six (6) months preceding the Closing Date, provided that Manager mandated changes and any Governmental Authority mandated changes to practices, policies and procedures required pursuant to the Management Agreements shall be deemed to be in the Ordinary Course.

“Outside Closing Date” has the meaning given to it in Section 5.1.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Permitted Exception” and “Permitted Exceptions” has the meaning given to it in Section 3.2.4.

“Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

“Personal Property” means all tangible personal property owned by Hotel Seller and any tangible personal property rented or leased by Hotel Seller (or Manager as agent of Hotel Seller) which is located on or at the Hotels including Operating Supplies, FF&E, Inventories and Cash-on-Hand; provided, however, Personal Property does not include the Liquor Inventory.  Notwithstanding anything contained herein to the contrary, in no event shall Personal Property include any of the independent credit card terminals or virtual private network routers located at the Hotels, it being acknowledged and agreed that all such items shall be retained by Hotel Seller and shall be removed from the Hotels prior to or upon the Closing.

“PIPE Purchaser” has the meaning given to it in the Preamble of this Agreement.

“PIPE Purchaser’s Key Personnel” means (i) W. Geoffrey Beattie and (ii) Deborah Barrett.

“PIPE Purchaser’s Knowledge” has the meaning given to it in Section 8.4.

“PIPE Transaction” has the meaning given to it in Recital F.

“Prevailing Party” has the meaning given to it in Section 13.1.

“PTR” has the meaning given to it in Section 3.2.1.

“Public Filings” has the meaning given to it in Section 7.2.10.

“Rehired Employees” has the meaning given to it in Section 9.11.1.

“REIT” has the meaning given to it in Section 7.3.10.

“Released Parties” has the meaning given to it in Section 9.10.

“Sales Tax” means any applicable sales taxes, or similar duties, levies or charges collected from patrons or guests of the Hotels or as a part of the sales price of any goods, services, or displays, such as gross receipts, admission, cabaret, or similar or equivalent taxes with respect to the Hotels’ operations.

 “SEC” has the meaning given to it in Recital G.

“Securities Act” has the meaning given to it in Recital G.

“Seller-Related Parties” the Hotel Sellers, its officers, directors, members, owners and affiliates.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Service Contracts” means all service, maintenance and other similar contracts related to the Hotels, including, without limitation, those identified on Schedule 8 to the extent assignable to Hotel Buyer by Hotel Sellers (or by Manager as agent of Hotel Seller); provided, however, in no event shall Service Contracts include the Management Agreements.

“SH Funding” has the meaning given to it in the Preamble of this Agreement.

“SHR Board” has the meaning given to it in Section 5.2.6.2.

“SHR JH” has the meaning given to it in the Preamble of this Agreement.

“SHR PA” has the meaning given to it in the Preamble of this Agreement.

“SHR Party” and “SHR Parties” has the meaning given to it in the Preamble of this Agreement.

“SHR Parties’ Key Personnel” means (i) Laurence Geller, (ii) Diane M. Morefield, (iii) Richard J. Moreau and (iv) Paula Maggio.

 “SHR Parties’ Knowledge” has the meaning given to it in Section 8.5.

“SHR Parties’ Objections” has the meaning given to it in Section 3.2.2.

“Share Price” has the meaning given to it in Section 2.1.

“Shares” has the meaning given to it in Section 2.2.

“Stock Consideration” has the meaning given to it in Section 2.1.

“Strategic” has the meaning given to it in the Preamble of this Agreement.

 “STRRRA” has the meaning given to it in Section 4.1.6.

“Surveys” has the meaning given to it in Section 3.2.1.

“Survival Period” has the meaning given to it in Section 8.2.

“Tenant Deposits” means all pre-paid rentals and other securities and other deposits paid by the tenants under the Tenant Leases.

“Tenant Leases” means all the leases and occupancy agreements with respect to the Hotels (other than Bookings) identified on Schedule 1.

“Timeshare Owner” means the owner of an interest in a Timeshare Unit.

“Timeshare Unit” and “Timeshare Units” means the Condominium Units that have been subjected to a timeshare regime.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

“Title Company” means the title insurance division or Affiliate of the First American Title Insurance Company.

“Title Documents” has the meaning given to it in Section 3.2.1.

“Title Policy” has the meaning given to it in Section 3.2.3.

“Title Review Period” has the meaning given to it in Section 3.2.2.

“Transaction” and “Transactions” has the meaning given to it in Recital F.

“Vouchers” has the meaning given to it in Section 9.9.

“WARN Act” means the Worker Adjustment and Retraining Notification Act 29 U.S.C. 2101 et seq.

“WB Appointee” has the meaning given to it in Section 10.2.1

“WB Parties’ Book-Entry Option” has the meaning given to it in Section 2.1.

“WB Party” or “WB Parties” has the meaning given to it in the Preamble.

“Woodbridge” has the meaning given to it in Section 5.2.2.2.

“Woodbridge Representation Letter” has the meaning given to it in Section 5.2.2.2.

PURCHASE AND SALE AGREEMENT
Glossary of Terms

PURCHASE AND SALE AGREEMENT

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